EXHIBIT 10.3

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made this 29th day of March, 2010 (the “Effective Date”), by and between BioLargo, Inc., a Delaware corporation, having a principal place of business at 16333 Phoebe, La Mirada, California, (“BioLargo”), and Isan USA, Inc., a California corporation, having a principal place of business at 2003 Chopin Way, Oceanside, California (“Isan USA”). Each of BioLargo and Isan USA is a “Party”, and the both are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, BioLargo is a party to that certain sublicense agreement dated March 26, 2010, with Ioteq Inc. pursuant to which BioLargo was granted the exclusive rights to certain intellectual property (as more particularly defined below as “Intellectual Property”), including certain patents that disclose and claim significant and commercially viable inventions which Isan USA desires to commercialize; and

WHEREAS, Isan USA desires to gain rights in North America under such Intellectual Property and to commercialize products covered by such Intellectual Property in North America in particular Fields of Use, as defined herein; and

WHEREAS, BioLargo is willing to grant an exclusive license of such Intellectual Property in the United States, and certain non-exclusive rights in Canada and Mexico, to Isan USA in the defined Fields of Use, subject to the terms, conditions, limitations, and restrictions set forth in this Agreement.

NOW, THEREFORE, incorporating the foregoing recitals, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.	Definitions.

a. Audit Period means the period up to and including 90 days after the end of each calendar year.

b. Bankruptcy Act means Title 11 of the United States Code, as now or hereafter in effect or any successor statute.

c. CupriDyne Technology, solely for the purposes of this agreement, is defined as one or more of (i) technology within the scope of U.S. Patent Nos. 6,146,725 and 6,328,929, (ii) U.S. patent applications directed towards the use of solid materials releasing molecular iodine which are assigned to BioLargo, and (iii) proprietary improvements to this technology of (i) or (ii), whether patented or not, including but not limited to alternative antimicrobial materials and sources.

d. Dairy Use means treatment of aqueous media used solely in the production of raw dairy materials (including only milk and cream) from mammals and shall include treatment of water for (i) udder and hoof washing media for use with dairy producing mammals, (ii) general washing and cleansing of wash media used on dairy producing mammals, and (iii) general washing and cleansing of vat and aqueous media transport lines used with the maintenance and care of dairy producing mammals.  Any use of treated media outside Dairy Use or another licensed Field of Use in this Agreement shall not be a licensed use under this agreement solely because some portion of treated material is used within a licensed Field of Use.

e. Effective Date means the date first written above.

f. Fields of Use means each field consisting of (i) Horticulture, (ii) Post-Harvest Sanitation of Fruits and Vegetables, (iii) Dairy Use, and (iv) Poultry Drinking Water, and subject to the written amendment of this Agreement, and compliance by Licensee of the terms and conditions set forth herein, may include additional Optional Fields of Use.

g. Horticulture means the science and art of growing fruits, vegetables, flowers or ornamental plants, including hydroponics, greenhouses, nurseries and field crops during pre-planting treatments, planting treatments and growing treatments up until harvesting.

h. Intellectual Property means the intellectual property related to the Isan System developed and owned by Ioteq-Australia and licensed to Ioteq-USA pursuant to that certain IP License Agreement dated March 26, 2010, a true and complete copy of which is attached hereto as Exhibit “C” (the “Ioteq Master License Agreement”), which Intellectual Property was subsequently sublicensed by Ioteq-USA to BioLargo pursuant to that certain license agreement by and between BioLargo, as licensee, and Ioteq Inc., as licensor, dated March 26, 2010, a true and complete copy of which is attached hereto as Exhibit “D” (the “Ioteq License Agreement”), including without limitation the Patent Rights and the Proprietary Rights (as defined herein). The Intellectual Property does not include the CupriDyne Technology as defined herein.

i. Ioteq-Australia means Ioteq IP Pty Limited (ABN 58 088 887 914, Australia).

j. Ioteq-USA means Ioteq Inc., a Delaware corporation.

k. Isan System means the system developed by Ioteq-Australia for the control and delivery of BioMaxA Iodine and the collection of disinfection by-products by BioResA resin.

l. License means the licensing of the rights to the Intellectual Property granted by Licensor to Licensee.

m. Licensed Processes means any method, process, modality, procedure, practice, or course of action within the Field of Use covered by a claim of Patent Rights.

n. Licensed Products means any article, kit, equipment, system, method, apparatus or unit within the Field of Use covered by a claim of Patent Rights.

o. Licensee means Isan USA.

p. Licensor means BioLargo.

q. Net Sales Revenue means gross sales revenue received by Licensee from Licensed Products and Licensed Processes, less any taxes, returns, allowances, discounts, freight, and insurance when the same are actually paid or allowed. Net Sales Revenue does not include revenue generated pursuant to sublicense agreements.

r. Oil and Gas Sector means any treatments within the fields of oil and gas technology, including exploration, mass removal (solids, gases or liquids) and post-extraction treatments of the removed masses.

s. Optional Fields of Use means any field of commercial endeavor, excluding only the Oil and Gas Sector, as defined herein.

t. Patent Rights means:

i. U.S. Patent Number 7,033,509, and any continuations, divisions, re-issues, re-examinations and extensions thereof (“U.S. Patents”); and,

ii. U.S. Patent Application Number 20070207083, any patent(s) resulting therefrom, and any continuations, continuations-in-part, divisions, re-issues, re-examinations and extensions thereof (“U.S. Patent Applications”).

u. Post-Harvest Sanitation of Fruits and Vegetables means the treatment of fruits and vegetables after harvest for the purpose of sanitation, control of post-harvest diseases and moderation of food-borne illnesses.

v. Poultry Drinking Water means treatment of water to be ingested solely by poultry in an agricultural/farming environment.

w. Proprietary Rights means the following rights related to the Isan System licensed to Licensor by the Ioteq License Agreement:

i. All proprietary knowledge, technical information, data, trade secrets, confidential information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights relating to or arising out of the Patent Rights; and,

ii. The trademarks and/or service marks identified in Schedule 2 of the Ioteq License Agreement, and all rights to apply for registration of said trademarks or service marks in the Territory.

x. Territory means the United States.

2.	Grant of License.

a. In consideration of the license fee and royalties to be paid by Licensee hereunder, and subject to the other terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee as of the Effective Date the exclusive and non-terminable (except as otherwise expressly provided herein) license in the Fields of Use in the Territory to use, exploit, develop and commercialize each and every element of the Intellectual Property, including without limitation (i) to make, have made, use, sell, offer for sale, license, and sublicense Licensed Products, (ii) to export Licensed Products to Canada and Mexico, subject to the Export Limitations set forth below, (iii) to practice Licensed Processes, and (iv) to derive all economic benefit from all activities undertaken by Licensee with respect to the Intellectual Property, subject to the payments to Licensor specified herein. Licensor further grants Licensee the non-exclusive license in the Territory to conduct research, develop and make modifications and enhancements to the Intellectual Property, and to improve the Intellectual Property.

b. Limitations. This grant of license rights is subject to the following limitations:

i. The rights granted herein are granted only with respect to the Territory, in the Fields of Use, and so long as this Agreement is in force and effect;

ii. No right or license is granted or implied to the Licensee or any person claiming through the Licensee under any patent or patent application other than those specifically identified as the Patent Rights, as may be extended or modified from time-to-time during the term hereof;

iii. Licensor retains the right to use the Intellectual Property within the Territory for the purpose of exploiting or commercializing the Intellectual Property outside of the Territory, including without limitation the right to maintain a web site hosted in the Territory which describes the Intellectual Property and to manufacture any materials or apparatus for sale or export outside of the Territory. This retained right shall include the right to perform research and development on the Intellectual Property within and without the Territory and within and without the Field of Use at the expense of Licensor;

iv. Licensee may export Licensed Products to Canada or Mexico subject to the following conditions and limitations (the “Export Limitations”):

(a)	Licensed Products may be exported only to Canadian or Mexican based facilities of a customer of Licensee that has one or more facilities located in the United States;

(b)
If Licensor sublicenses all or a portion of the Intellectual Property in a Field of Use in Canada or Mexico, Licensor may revoke the rights to export Licensed Products to Canada or Mexico with sixty days written notice to Licensee; provided, however, that Licensee may continue to export Licensed Products after such notice, and while this Agreement remains in force and effect, to facilities of customers to whom Licensee exported Licensed Products prior to the date of such written notice.

v. Licensor reserves to itself all other intellectual property rights (including outside the Field of Use, and outside the Territory) that are not expressly granted to Licensee by this Agreement; and

vi. Except as provided in this Agreement, nothing herein will be construed to grant the Licensee the right to register or claim any trademark or trade name confusingly similar in sound, appearance or meaning to those registered by Licensor as expressly disclosed in this Agreement.

c. Expansion of Fields of Use. During the Term of this Agreement, and subject to the provisions set forth in this subsection, Licensor hereby grants to Licensee an option (“Option”) to add additional fields of use to the License set forth in this Agreement. Any such addition is subject to the following conditions precedent:

i. Licensee Submission to Licensor. Licensee must submit to Licensor, in writing, (i) a definition of the proposed field of use, (ii) a plan for development and commercialization of one or more products in the proposed field of use, and (iii) a budget for the development and commercialization of the products(s) in the proposed field of use.

ii. Limitations on Expansion. Licensee shall have no right to expand into a field of use that conflicts with a field of use (i) subject to a Licensor Proposal and for which Licensee has waived its rights as set forth in Section 4(d), or (ii) which conflicts with a field of use licensed to a third party for use in the Territory pursuant to a Third Party Sublicense.

iii. Licensor Review and Approval. Licensor shall review the documents submitted by the Licensee, and shall have 30 days to review and respond to Licensee regarding the proposed field of use. Licensor may evaluate the proposal based on the plan for commercialization, the proposed budget, the commercial viability of the project, or any other factor. Licensor must approve any commercially reasonable proposal submitted by Licensee pursuant to this Section.

iv. Documentation. Upon such approval by Licensor, Licensor and Licensee shall execute an amendment to this Agreement adding the agreed upon proposed field of use to the License granted herein.

d. Isan Name. During the term of this Agreement, Licensor expressly grants permission to Licensee to use the word “Isan” in (i) its corporate name and in the name of any affiliated entities that Licensee may elect to form in connection with this License, (ii) the branding, marketing, sale and sublicensing of the Licensed Processes and/or Licensed Products, and (iii) in all other uses and applications as Licensee may deem to be appropriate in connection with this License. Licensee agrees to remove the word “Isan” from its corporate name upon the termination of this Agreement.

e. Research and Development. During the Term, Licensee shall have the non-exclusive right (but not the obligation) to conduct research and development activities, and pursue regulatory approval, clinical trials, and all other work necessary to develop, improve, enhance and commercialize the Licensed Products and Licensed Processes within the Field of Use in the Territory. In connection with such potential efforts by Licensee, Licensee shall consult with Licensor, and Licensor shall make appropriate personnel available for reasonable telephone and other informal consultations, but shall not, among other things, obligate Licensor personnel to travel, spend a minimum number of hours or engage technical personnel in research or clinical projects, all of which services (“Additional Services”) may be requested by Licensee and shall be subject of further negotiation by the parties including provisions for appropriate consideration therefor.  Further, the Parties shall keep each other informed as to any research and development activities, regulatory approvals, clinical trials, and other work undertaken by the Party or any other party to develop, improve, enhance and/or commercialize the Licensed Products and Licensed Processes.  In the event that either Licensee or Licensor, or the two of them jointly, or any other party, improves or enhances the Licensed Products and/or Licensed Processes in any way, such improvements and enhancements shall be deemed to be part of the Intellectual Property that is licensed to Licensee hereunder, and Licensee shall have the right to utilize, market, sell and otherwise benefit from such improvements and enhancements on the terms set forth herein as if such improvements and enhancements were part of the Intellectual Property on the Effective Date. Nothing in this paragraph limits Licensor’s rights to conduct research and development activities of the Intellectual Property, the Licensed Products, and/or the Licensed Processes, or any of them, or any variations thereof, in any particular Field of Use in any portion of the Territory.

f. No Competitive Activities.  During the Term of this Agreement Licensor shall not enter into any licenses, sublicenses or other agreements or arrangements of any kind with any party which allow for, permits or facilitates the commercial use of the Intellectual Property, the Licensed Processes and/or the Licensed Products, or any of them, or any variations thereof, in the Fields of Use in any portion of the Territory. Further, Licensor shall not directly or indirectly through one or more affiliated or related entities, consent to any other activities or arrangements that are competitive with Licensee’s commercial use of the Intellectual Property, the Licensed Processes and/or the Licensed Products, or any of them, or which are designed to impair, or which have the effect of impairing, Licensee’s rights as granted in this Agreement. Notwithstanding the above, nothing in this paragraph shall restrict Licensor’s use, activities or attempts to commercialize its CupriDyne Technology. The covenants of Licensor hereunder are material consideration to Licensee in entering into this Agreement and Licensee would not have agreed to the terms hereof in the absence of these promises. Without limiting any other rights and remedies available to Licensee for Licensor’s breach of this Agreement, Licensee shall have the right to obtain injunctive relief as appropriate to enforce this provision. Licensor’s efforts and activities related to research and development of the Intellectual Property in the Territory do not violate this provision.

g. Agency Agreement. Concurrent with the execution of this Agreement, the Parties have executed an Agency Agreement whereby Licensor has been granted rights to represent Licensee in the marketing and commercialization of the Intellectual Property. A copy of this agreement is attached hereto as Exhibit E.

3. Royalty and Payments.  In consideration of the License granted to Licensee in, Licensee shall pay to Licensor each of the following royalties and payments:

a. Initial License Fee. Licensee shall pay to Licensor a onetime, non-refundable fee (the “Initial License Fee”) of $100,000, in good and immediately collectable funds payable in full upon execution of this Agreement. The Initial License Fee is fully earned by Licensor when made, is non-refundable and shall not be credited to Royalties, Sublicense Fees, or any other fees due pursuant to this Agreement.

b. Royalty. Commencing upon the Effective Date and during the Term of this Agreement, Licensee shall pay to Licensor a portion of Licensee’s Net Sales Revenue as an ongoing royalty fee (the “Royalty”) at the rates and for the periods as more particularly specified on Exhibit “A” attached hereto. Each Royalty shall be paid in good and immediately collectible funds, and paid quarterly in arrears within thirty days after the end of each calendar quarter.

c. BioLargo Option. As additional consideration for the License, Isan USA has agreed to grant BioLargo an option to purchase a 20% non-dilutive common stock interest in Isan USA, for a purchase price equal to the basis upon which the founders of Isan USA purchased their shares, not to exceed an aggregate $200,000. These essential terms, and other standard terms and conditions, will be set forth in a written agreement, to be mutually prepared by the Parties.

4.	Sublicensing.

a. Right to Sublicense. Subject to Licensor’s written approval, such approval to be in Licensor’s sole and absolute discretion, and subject to the conditions and payment of fees set forth in this Section, Licensee may enter into agreements with third parties granting third parties any of the rights granted to Licensee pursuant to this Agreement within the Territory and Field of Use, including without limitation pre-license or product development agreements, or agreements to sublicense the Patent Rights within the Territory or Field of Use (each, a “Sublicense Agreement”). For each such Sublicense Agreement, Licensee shall pay to Licensor a portion of the income generated from such agreement, as set forth below.

b. Sublicensing Fees. If Licensee enters into a Sublicense Agreement pursuant to this Section, Licensee shall pay to Licensor a sublicense fee (each, a “Sublicensing Fee”) equal to thirty percent (30%) of any net economic benefit, including sublicense fees, royalties and other payments, less all direct expenses related to the sublicense, received by Licensee, or any affiliate of Licensee, from any party, arising out of or in connection with such Sublicense Agreement, unless a different percent is applicable pursuant to this Section. Each Sublicensing Fee shall be paid in good and immediately collectible funds, and paid quarterly in arrears within thirty days after the end of each calendar quarter. In addition to Sublicensing Fees, Licensor may be entitled to payment of other fees pursuant to the Agency Agreement (attached hereto as Exhibit E).

c. Other Fields of Use. Other than this Section, nothing in this Agreement shall prohibit or restrain Licensor from commercializing the Intellectual Property in fields of use that are not subject to the License granted in this Agreement.

d. Licensor Commercialization. Should Licensor decide to pursue development and/or commercialization of the Intellectual Property in a field of use not subject to the License granted in this Agreement, Licensor shall so advise Licensee, and provide to Licensee a proposed definition of the field of use, a plan and a budget for such development and/or commercialization (the “Licensor Proposal”). Upon receipt of the Licensor Proposal, Licensee may purchase the license of the proposed field(s) of use for the Territory by (i) giving notice of such intention, in writing, to Licensor within 90 days of receipt of the Licensor’s Proposal, and (ii) paying to the Licensor an amount equal to one-third of the proposed budget, such payment to be made as expenses are accrued, and subject to increase or decrease based on actual expenditures. Licensee waives all rights to the proposed fields of use, including the rights granted pursuant to the Agreement, if Licensee fails to timely give notice of intent to purchase the license, or fails to pay the purchase price. Upon completion of the budget, and payment of the purchase price, the Parties shall execute a written document amending the terms of this Agreement to include the proposed field of use within the Fields of Use licensed pursuant to this Agreement.

e. Sublicenses. Should Licensor enter into a sublicense agreement of the Intellectual Property in the Territory which are not in the Licensee's Fields of Use with a third party (each, a “Third Party Sublicense”), which Licensor may do in its sole and absolute discretion, and which Licensor shall have no obligation to do, Licensor shall pay to Licensee fifteen percent (15%) of all royalties received pursuant to the Third Party Sublicense agreement.

5. Minimum Payments. During the Term, and notwithstanding the calculation of the Royalty fees and Sublicensing fees due pursuant to this Agreement, Licensee shall pay to Licensor a minimum amount (each, a “Minimum Payment”) of: $20,000 per month during the first twenty-four (24) months following the Effective Date (payable in quarterly payments of $60,000), and $33,333.33 per month thereafter until the expiration of the Term (payable in quarterly payments of $100,000). Each such Minimum Payment shall be paid on the last day of each calendar quarter, in arrears, beginning June 30, 2010.

a. Licensee’s failure to pay within fifteen (15) business days of the due date the Minimum Payment due for any two (2) consecutive quarters (a “Minimum Payment Default”) shall automatically modify, without further notice or action on the part of Licensor, the terms of the License such that the License shall no longer provide Licensee the “exclusive” rights granted hereunder.  Any such Minimum Payment Default shall not relieve Licensee of its obligation to pay in full the Minimum Payment or any other fees or royalties created herein, which shall remain due and payable to Licensor.

6. License Term; Options to Extend Term; Early Termination. Subject to early termination, the term of this Agreement (the “Term”) will expire on the earlier of (i) the expiration of the last to expire of the Patent Rights, or (ii) on the tenth (10th) anniversary of the Effective Date; provided that for so long as the Patent Rights, or any of them, remain valid, and provided further that Licensee does not have any uncured Events of Default or Minimum Payment Defaults as of the date of each such extension notice, Licensee shall have the right, by written notice to Licensor, to extend the Term for six (6) additional periods of five (5) years each under the terms and conditions defined herein. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if at any time during the Term Licensee determines that continuation of this License will not be, or is no longer, economically viable, Licensee shall have the right to terminate this Agreement upon not less than ninety (90) days advance written notice to Licensor, in which case Licensee shall be responsible for the Royalty fee, Sublicense Fee, or Minimum Payment, as applicable, otherwise due hereunder through the expiration of the Term, with such amounts being prorated as appropriate for any partial quarter during which the Term ends, and Licensee shall have no further obligation hereunder.  Further, and notwithstanding anything to the contrary contained elsewhere in this Agreement, upon termination of this Agreement the Parties shall remain entitled to receive their respective compensation due hereunder through the date of such termination, whether or not such payments have yet been made or received, as applicable, and this Agreement shall remain in effect and be enforceable following such termination as necessary to ensure that any such unpaid compensation is received and paid as required hereunder.

7. Reporting.

a. Books and Records.  Licensee shall keep full and accurate books of account using generally accepted accounting principles (GAAP) showing the amount of Net Sales Revenue and resulting Royalties and Sublicense Fees due pursuant to this Agreement. These books of account shall be kept at Licensee’s place of business and shall be subject to audit.

b. Royalty Report. Not later than thirty (30) days after the beginning of each calendar quarter of each year (a “Reporting Period”), Licensee shall deliver to Licensor a true and accurate report (a “Royalty Report”), giving particulars of the business conducted by Licensee during the preceding Reporting Period as are relevant to an accounting for Royalties and Sublicense Fees due under this Agreement. The Royalty Report shall include the following at a minimum: (i) the quantity of Licensed Products sold by Licensee; (ii) the revenues arising from sales of Licensed Products; (iii) the calculated Royalty due to Licensor; (iv) revenues generated by any Sublicense Agreements, identifying the sublicensee, the amount, and the basis of the calculations; and (v) any other revenues received from third parties.  Simultaneously with the delivery of each Royalty Report, Licensee shall pay to Licensor the applicable Royalty and Sublicense Fees due, as set forth in Paragraph 3 above.

c. Certified Net Sales Revenue.  Not later than sixty (60) days following the end of each fiscal year of Licensee, Licensee agrees to provide Licensor, at Licensee’s sole expense, a report from an independent certified public accountant which attests to the accuracy of Licensee’s information, computations and the Royalty and Sublicense Fee due for each Reporting Period during the previous fiscal year.

d. Licensor’s Audit Rights. Licensor shall be entitled, upon not less than five (5) business days written notice to Licensee, and during business hours at Licensee’s office or such other place as Licensee shall designate within the state of California, to inspect and examine those books and records of Licensee relating to the determination of Royalty or Sublicense Fees set forth in any Royalty Report. The inspection of Licensee’s records shall be performed by a licensed public accounting firm (a “Qualified Firm”). The examination must be conducted within thirty (30) days of such books and records being made available to Licensor (“Examination Period”). The Qualified Firm shall prepare a report indicating the results of the review (the “Audit Report”) and the Qualified Firm shall provide the Audit Report to both Licensor and Licensee. If the Audit Report discloses that the amount of Royalties or Sublicense Fees reported to Licensor was less than the actual Royalties or Sublicense Fees owed, Licensee shall pay to Licensor the deficiency, unless Licensee disputes the Report within thirty (30) days after the receipt of the Report. Conversely, if the Audit Report discloses that the amount of Royalties or Sublicense Fees reported and paid to Licensor was greater than the actual Royalty fees owed, Licensor shall refund to Licensee the overpayment (and Licensee shall be entitled to offset such overpayment against the next Royalty fees due), unless Licensor disputes the Report within thirty (30) days after the receipt of the Report. If either Party disputes the Report within this thirty (30) day period, Licensee and Licensor shall agree upon another accounting firm to review and verify the Royalties and Sublicense Fees, and provide the results thereof to Licensee and Licensor (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding upon Licensee and Licensor. All costs and expenses of the auditor generating the Report shall be paid by Licensor unless the audit shows that Licensee understated Royalties and Sublicense Fees in the Royalty Report by more than five percent (5%), in which case Licensee shall pay the costs and expenses of such audit. Notwithstanding the foregoing, in the event the Reconciliation Audit is performed, Licensee and Licensor shall each pay one-half (1/2) of the cost of the Reconciliation Audit.  The exercise by Licensor of its audit rights hereunder shall not relieve Licensee of its obligations to pay prior to the request for and inspection and examination of Licensee’s books and records or permit Licensor the right to audit any other sums with the exception of the amounts set forth in this Royalty Report.  If Licensor does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Licensee’s Royalty Report shall conclusively be deemed to be correct and Licensor shall be bound by Licensee's determination.  Additionally, Licensor agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, with the exception of Licensor’s auditors, Licensor may not disclose or discuss the audit or the results of the audit to any other parties.

8. Intellectual Property Ownership; Related Actions.

a. Improvements. Ownership of all inventions and discoveries relating to, deriving from, or enhancing or improving upon any technology or claims embodied in any of the Patent Rights, the Proprietary Rights, the Licensed Products or the Licensed Processes, whether discovered or developed in connection with any of the research and development activities conducted hereunder, or otherwise (each, a “New Invention”), shall remain with and become the sole property of Licensor, subject to the rights granted to Licensee by the License. Licensee shall cause each and every one of its officers and employees having access to, contact with, or otherwise employed in any manner with the Intellectual Property, to keep such information confidential and to refrain from disclosing same except as is necessary or appropriate in connection with Licensee's business activities contemplated by this Agreement. Licensee shall assist Licensor in obtaining any new intellectual property rights in any such New Invention by causing its employees and officers to sign and execute such legal documents as Licensor determines is necessary for protection of any such New Inventions.

b. Defense of Intellectual Property. Licensor shall be obligated to defend any actions or claims brought by third parties challenging (i) Licensor’s right and authority to license the Patent Rights and Intellectual Property, and (ii) Licensee’s right to utilize the Intellectual Property on the terms contained herein, except where Licensee alters commercial technology and such alteration causes infringement. Licensor shall have the sole discretion and control with respect to any defense against any litigation against the validity of the Patent Rights. Licensor shall bear all expenses of all actions that it takes pursuant to this Section, including without limitation attorneys’ fees. Licensee shall have the right to be kept informed of the status and progress of all such actions, including Licensor providing Licensee with copies of all court filings and otherwise meeting with Licensee from time to time as Licensee may request to freely exchange information related to such matters.

c. Third Party Infringement. Licensor shall have exclusive right, sole discretion and absolute authority to assert Patent Rights against any third party (each, a “Third Party Infringement Action”), which Licensor shall have no obligation to do, and the sole and exclusive right to select counsel and control and direct the assertion of all rights and the prosecution of all such actions brought by Licensor. If Licensee desires to institute a Third Party Infringement Action with respect to any infringement or any attempted infringement of any part of the Intellectual Property within the Territory or any Field of Use (which Licensee shall have no obligation to do), Licensee may do so with Licensor’s prior written consent, which such consent shall not be unreasonably withheld. In any such action initiated by Licensee, (i) Licensee shall bear all the expenses of such actions including without limitation attorneys’ fees, (ii) Licensor shall reasonably cooperate with Licensee (including executing reasonably necessary documentation) in order to assist Licensee in such efforts so that Licensee can enjoy the benefits of this Agreement, and (iii) If a party to such action challenges the validity of the Intellectual Property Rights, Licensor shall have the exclusive right to control and direct the assertion of such defense of the Intellectual Property, including the selection of counsel.

d. If Licensee takes legal action to protect or preserve the Intellectual Property that Licensor is obligated to undertake but which Licensor has refused to undertake or has not adequately undertaken, then, in addition to all other remedies available to Licensee as a result thereof, Licensee shall be permitted to offset against the next sums due to Licensor from Licensee hereunder the actual costs incurred by Licensee in the taking of such legal action, including, without limitation, actual attorneys fees, court and litigation costs, expert witness fees and costs of appeal, if any.  Licensor shall have the right to be kept informed of the status and progress of all such actions instituted by Licensee pursuant to this Section.

e. Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to this section or agreed to shall be paid: (i) first, to Party that incurred the cost of such action as reimbursement for the expenses of such action, including without limitation attorneys’ fees; and (ii) the balance (if any) to the Party that initiated such action in accordance with this section, for such party’s own use and benefit (provided if both Licensor and Licensee are pursuing their respective claims in such an action and recovery is not separately awarded to each of them, such recovery shall, in the absence of an allocation agreed to by the Parties or determined by a court or arbiter, be allocated between the Parties on an equitable basis as appropriate in order to compensate each of them for their respective and proportionate loss).

9. Marking of Patent Rights. All Licensed Products, including those produced pursuant to the rights granted in any Sublicense Agreement, shall bear trademark(s) designated by Licensor, and appropriate patent marking, such as “Patent Pending” or reference to specific issued U.S. Patents covering the Licensed Products, pursuant to and in conformance with the guidelines issued from time to time by Licensor. Licensee shall consult with and obtain the written approval of Licensor with respect to any such patent marking. The Parties shall impose the patent marking obligations of this Section on all Sublicense Agreements.

10. Insurance Requirements. Licensee shall maintain, at Licensee’s expense, during the period that any Licensed Product is made, used, sold or otherwise made available to others pursuant to this Agreement, Comprehensive Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of Licensee and its sublicensees, if any, contemplated by this Agreement for minimum limits of two million dollars ($2,000,000.00) per occurrence. Such insurance shall name Licensor as an additional insured.  Licensee shall furnish a Certificate of Insurance, upon request, evidencing such coverage with thirty (30) days of written notice of cancellation or material change to Licensor.  Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the Term, or after the expiration, of this Agreement.  Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. All such liability insurance policies shall be written as primary policies not contributing with and not in excess of coverage which Licensor may carry.

11. Events of Default and Termination.

a. This Agreement shall terminate automatically upon the earliest to occur of the following:

i. Licensee voluntarily files a petition, or has a involuntary petition filed against it, under the Bankruptcy Act; or enters into any voluntary assignment for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of or with respect to substantially all of its property or assets, which petition, assignment or appointment is not dismissed, terminated or resolved within ninety (90) days following the commencement thereof;

ii. The expiration of the Term (as may be extended from time-to-time); or

iii. The termination of this Agreement due to an Event of Default.

b. The following shall be considered an “Event of Default” by Licensee:

i. Licensee’s third (3rd) failure to pay the Minimum Payment (to the extent applicable) due within 15 business days of the due date;

ii. Without regard to the Minimum Payment due for a particular Reporting Period, Licensee’s failure to pay to Licensor during a particular Reporting Period an amount equal to at least the sum of the Royalty fees due for such Reporting Period within fifteen (15) business days of the due date;

iii. Licensee’s failure to deliver to Licensor the Royalty Report due for a Reporting Period within 15 business days of the due date;

iv. Licensee’s assignment of this Agreement in violation of the terms set forth;

v. Licensee’s failure to maintain appropriate insurance pursuant to the terms set forth; and,

vi. Licensee’s material breach of any other provision of this Agreement.

c. The following shall be considered an “Event of Default” by Licensor:

i. Licensor’s grant of a license of the Intellectual Property to a third party in the Field of Use in the Territory during the Term;

ii. Licensor’s loss of Patent Rights under any litigation proceeding;

iii. Licensor’s failure to maintain appropriate insurance (including, without limitation, insurance required by the Ioteq License Agreement) pertaining to the Territory;

iv. Licensor’s default or breach of the provisions of or in connection with the Ioteq License Agreement;

v. Licensor’s failure to pay any necessary fees for the continuation of the Patent Rights, or any patents granted pursuant to the U.S. Patent Applications related to the Intellectual Property;

vi. Licensor voluntarily files a petition, or has a involuntary petition filed against it, under the Bankruptcy Act; or enters into any voluntary assignment for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of or with respect to substantially all of its property or assets, which petition, assignment or appointment is not dismissed, terminated or resolved within ninety (90) days following the commencement thereof; and

vii. Licensor’s material breach of any other provision of this Agreement.

d. Upon an Event of Default by either Party, the non-breaching Party may, at its sole option, provide written notice to the breaching Party of such Event of Default (a “Default Notice”), which Default Notice shall specify in reasonable detail the nature of the alleged Event of Default and the actions that must be reasonably taken by the breaching Party to cure same.  The breaching Party shall have a period of fifteen (15) business days’ following receipt of the Default Notice (the “Grace Period”) to cure such Event of Default, and no actions shall be taken, or remedies sought or obtained, by the non-breaching Party as a result of such Event of Default unless the Grace Period has expired without such Event of Default having been cured.  Notwithstanding the foregoing, if the Event of Default is of a nature that cannot be reasonably cured within fifteen (15) business days, then provided the defaulting Party commences such cure within said fifteen (15) business day period and thereafter diligently pursues such cure, the Grace Period shall be extended as reasonably necessary to allow such cure, provided that the Grace Period shall in no event be longer than thirty (30) days following receipt of the Default Notice.

e. In the case of an Event of Default by Licensee which is not cured within the applicable Grace Period, Licensor shall have the right, as its sole recourse and remedy against Licensee (but without limiting the indemnity provisions), to terminate this Agreement by written notice to Licensee and to recover all Royalty fees (including the Minimum Payments, if applicable) due through the termination hereof, and Licensor shall be entitled to enforce the termination provisions.

f. In the case of an Event of Default by Licensor which is not cured within the applicable Grace Period, Licensee shall have the right, as its sole recourse and remedies against Licensor (but without limiting the indemnity provisions), to (i) terminate this Agreement by written notice to Licensor and to recover all damages incurred by Licensee as result thereof, (ii) keep this Agreement in effect in accordance with its terms, recover damages incurred by Licensee as a result of Licensor's default, and seek and obtain injunctive and other equitable relief (including specific performance) as appropriate in order for Licensee to receive the benefits of this Agreement, (iii) cure the Licensor’s default of the Ioteq License Agreement, and offset Royalties due to Licensor in like amount, and/or (iv) obtain an assignment from Licensor of the rights and benefits of the Ioteq License Agreement. The foregoing remedies shall, as applicable and appropriate, be cumulative and not exclusive.

12. Obligations and Rights Upon Termination.

a. Upon termination of this Agreement for any reason, Licensee shall:

i. Promptly return to Licensor all technical writings, business writings, materials, samples, data, drafts, proposals, sales information, business information and all other materials transferred and created during the term of this Agreement, retaining a confidential copy of this Agreement (and such materials shall be returned on an “AS-IS” basis without any representation or warranty as to the accuracy or usefulness thereof);

ii. Immediately stop all business, sales, marketing, publication, public disclosure, research and development on technology within the Patent Rights;

iii. Immediately terminate or assign to Licensor on an “AS-IS” basis without any representation or warranty all of Licensee’s right, title and interest in, to or under any agreements pursuant to which a third party is given rights relating to Licensed Products, the Licensed Processes or Patent Rights and Sublicense Agreements; and,

iv. Notwithstanding anything to the contrary contained elsewhere in this Agreement, have the right during the ninety (90) day period following termination of this Agreement to sell all remaining inventory owned or controlled by Licensee associated with the Intellectual Property in accordance with the terms of this Agreement as if this Agreement had not been terminated, with all proceeds thereof being deemed Net Sales Revenue and with Licensor being entitled to a Royalty fee therein in accordance with the terms of this Agreement.

b. Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose.

13. Representations, Warranties and Covenants of Licensor.  Licensor represents, warrants and covenants to Licensee as follows:

a. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is qualified to do business in all jurisdictions to which this License applies, and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b. Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c. The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract, agreement, arrangement or order of court to which Licensor is a party or otherwise bound or violate any provision of law to which Licensor is subject.

d. Licensor has obtained all authorizations, registrations, approvals and permits required by any governmental body or under any governmental legislation in connection with Licensor's entry into, and performance of, this Agreement.

e. The Ioteq Master License Agreement and the Ioteq License Agreement are valid and in full force and effect and there are no defaults by any party thereunder. The copies thereof which are attached hereto are true, complete and accurate copies of the originals. The Ioteq Master License Agreement and the Ioteq License Agreement are the only agreements and arrangements in place governing the use of the Intellectual Property in the Territory and there are no parties except as disclosed in those agreements that have any rights to the Intellectual Property or the use or benefits thereof in the Territory.

f. The Patent Rights are properly filed with the US Patent Office and are valid and enforceable. Licensor has the exclusive good, valid and marketable title to the Intellectual Property sufficient to convey and grant the License hereunder and to convey the rights and benefits of the Intellectual Property to Licensee on the terms contained herein without the need for further consent or approval of any party.

g. There are no actual, outstanding or threatened claims against, claims of infringement with respect to, or challenges to, the Patent Rights or the right of Licensor to use or to license the Intellectual Property to Licensee by any third parties, and to the best knowledge of Licensor there are no facts or circumstances existing as of the Effective Date that would give rise to any such claim or challenge in the future.

h. The exercise by Licensee of the rights granted hereunder will not infringe upon any intellectual property rights of any person, including, without limitation, patent rights, trademarks or service marks, nor give rise to the obligation of Licensee to pay any sums to any third party.

i. There is no pending or, to the best knowledge of Licensor, threatened action (or basis for any action) to which Licensor is a party or involving any of the Intellectual Property or which could materially affect Licensor's ability to execute and deliver this Agreement, to perform its obligations contemplated hereby, or which would have a material effect upon Licensee's ability to enjoy and retain the benefits of this Agreement during the Term.

j. Licensor shall immediately notify Licensee in writing as to any circumstance that could result in the impairment, invalidation or termination of the Patent Rights or the ability of Licensee to utilize the Intellectual Property as contemplated in this Agreement, including, without limitation, any claims that the Intellectual Property or any use thereof infringes upon the intellectual property rights of others.  Licensor shall not voluntary undertake, consent to, or permit any actions or course of conduct by any party that would result in the impairment, invalidation or termination of the Intellectual Property rights licensed to Licensee hereunder.

k. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS  DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE PATENT RIGHTS THAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

14. Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b. Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensor, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c. The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract, agreement, arrangement or order of court to which Licensee is a party or otherwise bound.

15. Confidentiality. From time to time, so long as this Agreement should be in force or effect, Licensor and Licensee shall execute such non-disclosure agreements as the other Party may reasonably request from time-to-time in a form and substance reasonably desired by the requesting Party and in all cases on terms consistent with this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, Licensee shall not be liable for, and shall not be required to sign a non-disclosure agreement that prohibits or restricts, a disclosure of proprietary information of Licensor if the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; (ii) was known to or contained in the records of Licensee from a source other than Licensor at the time of disclosure by Licensor to Licensee and can be so demonstrated; (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by Licensee; (iv) becomes known to Licensee from a source other than Licensor without breach of this Agreement by Licensee and can be so demonstrated; (v) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; (vi) was disclosed pursuant to court order, subpoena or as otherwise compelled by law; or (vii) was otherwise necessary or appropriate in connection with the furthering of Licensee’s business activities permitted by this License.

16. Indemnification.

a. Licensor Indemnification. Licensor shall defend, indemnify (with counsel reasonably acceptable to Licensee) and hold Licensee harmless from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising solely out of any claim or allegation (whether or not proven) by any third party that Licensee’s use of the Intellectual Property pursuant to this Agreement, including the marketing, sale and/or distribution of the Licensed Products and the Licensed Processes in any Field of Use in the Territory, infringes upon or violates a valid intellectual property right or represents a misappropriation of a trade secret of a third party; provided, however, that: (i) Licensee shall have promptly provided Licensor with written notice thereof and reasonable cooperation, information, and assistance in connection therewith; (ii) Licensor shall have sole control and authority with respect to the defense, settlement, or compromise thereof (provided in all cases Licensor shall act reasonably in good faith and in the best interests of Licensee, and Licensor shall not take any actions or enter into any settlements or other arrangements that impose any obligations or liabilities, financial or otherwise, upon Licensee without Licensee's prior written consent); (iii) this indemnity shall not apply if such damage, liability, cost or expense results solely from, or is caused solely by, an intentional tortuous act or the gross negligence of Licensee; and (iv) this indemnity shall not apply if such damage, liability, cost or expense results solely from any Licensee modifications to the Intellectual Property, Licensed Products, and/or Licensed Processes, unless such modifications have received written approval by Licensor. Licensee shall have the right to be kept informed of the status and progress of all such actions undertaken by Licensor pursuant to this Section.

b. Licensee Indemnification. Licensee shall indemnify, save and hold harmless  Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) Licensee’s exercise of any of its rights or conduct of any activities granted hereunder, (ii) the commercial sale and/or use, clinical or otherwise, of Patent Rights, Licensed Products or Licensed Processes by Licensee, its sublicensees, or any customers of any of them in any manner whatsoever; (iii) the performance, non-performance, or harmful effects of the sale, manufacture, or use of the Licensed Products, including without limitation product liability claims; or (iv) third party patent infringement claims stemming from Licensee’s use of any Patent Rights, Licensed Products or Licensed Processes.

c. If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known.  If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section.  If any lawsuit or enforcement action governed by this indemnity is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

17. General Provisions.

a. Notices. All Notices, requests and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensor:           BioLargo, Inc.
16333 Phoebe
La Mirada, CA 90638
Facsimile: (949) 625-9819

If to Licensee:           Isan USA, Inc.
2003 Chopin Way
Oceanside, CA 92054
Attention: Bert G. Fenenga, CEO

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation; and (iii) if delivered by messenger or courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b. Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon which shall not be unreasonably withheld or delayed; provided, however, that (i) Licensor may withhold its approval in its sole and absolute discretion and (ii) written approval from Licensee shall not be required for any disclosures that are required or which counsel advises Licensor are required by applicable law, including without limitation Federal securities laws, in which instance, Licensor shall so notify Licensee as reasonably promptly as commercially possible.

c. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein and shall be of no further force or effect.

d. Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e. Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof, and except to the extent superseded by the laws of the United States.

f. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g. Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h. Costs and Attorneys Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any Party to this Agreement of its obligations under this Agreement, the prevailing Party shall recover all of such Party’s reasonable attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.

i. Rights Cumulative.  Except as expressly provided to the contrary elsewhere in this Agreement, no right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k. Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control (financial inability excepted), including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l. Assignment and Transfers. Except as otherwise expressly provided herein, Licensee may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Licensor. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

n. Time Period Computations.  All periods of time referred to in this Agreement shall include all Saturdays, Sundays and California state or national holidays unless the reference is to business days, in which event such weekends and holidays shall be excluded in the computation of time and provide that if the last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or California state or national holiday, such act or notice shall be deemed to have been timely performed or given on the next succeeding day which is not a Saturday, Sunday or California state or national holiday.

o. Qualification; Authority.  Each individual executing this Agreement on behalf of a partnership, corporation, limited liability company or as trustee of a trust represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such entity (and that no additional signatures on behalf of such entity are required in order for this Agreement to be binding).  Upon request of either Party, the other Party agrees to deliver such documents reasonably necessary to evidence the foregoing.

p. No Partnership.   Nothing contained herein shall create or be deemed to have created a partnership or joint venture of any kind between the Parties, or the relationship of principal and agent between the Parties.

q. Further Assurances.  The Parties shall undertake such additional and further actions, and execute such additional documents and instruments, as may be reasonably necessary or appropriate to provide each Party with the intended benefits of this Agreement.

r. Survival of Covenants.  Each of the provisions contained herein or in any of the agreements or instruments to be executed pursuant to this Agreement which provide for, or otherwise contemplate, performances by either Party which may extend beyond the Term shall survive expiration of the Term.

s. Limitation of Liability.  The obligations of the Parties under this Agreement and under all of the documents referenced herein are intended to be binding only upon the assets of the Parties and shall not be personally binding upon the principals, members, shareholders, officers, directors, employees or agents of the Parties or their personal assets.

t. ARBITRATION OF DISPUTES.  ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE RESOLVED IN ORANGE OR SAN DIEGO COUNTY, CALIFORNIA, BY ARBITRATION THROUGH THE JUDICIAL ARBITRATION AND MEDIATION SERVICE ("JAMS") OR OTHER ALTERNATIVE DISPUTE RESOLUTION AGENCY MUTUALLY ACCEPTABLE TO THE PARTIES, BEFORE A RETIRED JUDGE OR JUSTICE OF THE CALIFORNIA COURTS.  SUCH ARBITRATION SHALL BE COMMENCED UPON THE WRITTEN REQUEST OF ANY PARTY, AND SHALL BE CONDUCTED ON A CONFIDENTIAL BASIS.  WITHOUT LIMITING ANY OTHER POWERS OF THE ARBITRATOR, THE ARBITRATOR SHALL HAVE THE AUTHORITY OF A JUDGE PRO TEM OF THE CALIFORNIA SUPERIOR COURT, WITH THE AUTHORITY TO ISSUE ANY INJUNCTIVE ORDERS (INCLUDING ANY EX PARTE ORDERS) AND EQUITABLE RELIEF (INCLUDING SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF) DEEMED NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES.  ARBITRATION SHALL BE CONDUCTED AS A TRIAL BY THE COURT APPLYING THE SUBSTANTIVE LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAW RULES) WITH A WRITTEN STATEMENT OF DECISION, AS PROVIDED UNDER SECTION 632 OF THE CODE OF CIVIL PROCEDURE.  JUDGMENT UPON THE ARBITRATOR’S AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.  BOTH PARTIES EXPRESSLY SUBMIT AND AGREE TO THE JURISDICTION AND VENUE AS PROVIDED HEREIN.  THE PARTIES SHALL SHARE EQUALLY THE ARBITRATOR’S FEE, HOWEVER THE ARBITRATOR MAY DIRECT RECOVERY OF SUCH FEES AS COSTS BY THE PREVAILING PARTY.  IN ANY SUCH ARBITRATION, THE PREVAILING PARTY SHALL IN THE ARBITRATOR’S DISCRETION BE ENTITLED TO AN AWARD OF REASONABLE ATTORNEYS’ FEES, WHICH SHALL BEAR A REASONABLE RELATIONSHIP TO THE AWARD OR JUDGMENT OBTAINED, IN ADDITION TO ANY OTHER RELIEF GRANTED.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Initials: /s/                                      Initials: /s/

u. Ioteq Consent as Condition Precedent.  As a condition precedent to the effectiveness of this Agreement and Licensee’s obligations hereunder, Licensor shall have obtained and delivered to Licensee the written consent and acknowledgment of Ioteq-Australia and Ioteq-USA in substantially the form attached hereto as Exhibit “B”, or in such other form as may be reasonably acceptable to Licensee (the “Ioteq Consent”). Licensor shall use commercially reasonable efforts to obtain the Ioteq Consent as soon as possible. If the Ioteq Consent is not obtained within ten (10) days following the Effective Date, then Licensee shall have the right to either (i) terminate this Agreement without any liability or obligation to Licensor, or (ii) waive this condition in writing, thus causing this Agreement to be effective and binding upon Licensee.

v. Schedules and Exhibits. All schedules and exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

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-  -

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date set forth above.

Licensor BIOLARGO, INC. /s/	Licensee ISAN USA, INC. /s/
By: Dennis P. Calvert Title: President	By: Bert Fenenga Title: Chief Executive Officer

-  -

EXHIBIT "A"

ROYALTY SCHEDULE

Annual Net Sales Revenue*	Royalty Rate
Up to $10,000,000	6%
Great than $10,000,000 to $15,000,000	5%
Greater than $15,000,000	4%

•	“Annual Net Sales Revenue” refers to the Net Sales Revenue for each period or year ended December 31.

BioLargo, Inc. acknowledgment: ___/s/___

Isan USA, Inc. acknowledgment: ___/s/___

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EXHIBIT “B”

IOTEQ CONSENT AND ACKNOWLEDGMENT

The undersigned parties each, on behalf of themselves and their respective successors and assigns, hereby acknowledge, certify and warrant as follows to and for the benefit of Isan USA, Inc.:

1.           That certain IP License Agreement dated March 26, 2010, by and between Ioteq IP Pty Limited and Ioteq Inc. and attached to this Agreement as Exhibit “C” (the “Ioteq Master License Agreement”) is a true and complete copy of the original, is in full force and effect, and there are no defaults by either party thereunder.

2.           That certain Sublicense Agreement dated March 26, 2010, by and between Ioteq Inc. and BioLargo, Inc. attached to this Agreement as Exhibit “D” (the “Ioteq License Agreement”) is a true and complete copy of the original, is in full force and effect, and there are no defaults by either party thereunder.

3.           The Patent Rights, as defined in the Agreement to which this consent is attached, are property filed with the US Patent Office and are valid and enforceable.  There are no claims against, claims of infringement with respect to, or challenges to, the Patent Rights or the right of BioLargo, Inc. to use or to license the Intellectual Property (as defined above in this Agreement) to Isan USA, Inc. by any third parties.

4.           All bankruptcy, insolvency or administrative proceedings that have been filed or initiated, or that have been pending, in Australia and/or in any jurisdiction within Australia, pertaining to either of the undersigned entities have been fully, finally and conclusively resolved, dismissed and concluded in such a manner so as not to impair any of the Intellectual Property rights, the Ioteq Master License Agreement, the Ioteq License Agreement, or the rights licensed to Isan USA pursuant to this Agreement.

5.           There are no approvals required by any governmental agency or entity (in Australia, the United States or elsewhere) in order to permit the licensing of the Intellectual Property to Isan USA in the United States pursuant to this Agreement which have not been obtained.

6.           The undersigned have reviewed the Agreement between BioLargo, Inc., and Isan USA Inc. to which this consent is attached and hereby consent to and approve of said Agreement, the transactions contemplated thereby, and the terms thereof.

7.           In the event of a default under either the Ioteq Master License Agreement by Ioteq Inc., or a default under the Ioteq License Agreement by BioLargo, Inc., the undersigned non-defaulting party will provide Licensee (Isan USA, Inc.) with written notice thereof and, in the event that the defaulting party does not timely cure such default, allow Licensee a reasonable opportunity (should Licensee elect to do so) to cure such default as necessary so as to allow Licensee to continue its use of the Intellectual Property on the terms contained in this Agreement.

Ioteq IP Pty Limited

By:/s/ ______________________
      Jared Franks, President
Dated: ____________________

Ioteq Inc., a Delaware corporation

By:/s/ ______________________
      Walter Franz, Vice-President
Dated: ____________________

EXHIBIT “C”

IOTEQ MASTER LICENSE AGREEMENT

IP Licence Agreement

 Ioteq IP Pty Limited
ABN 58 088 887 914

And

Ioteq Inc.
A Delaware Corporation

Table of Contents

1.	Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	2

2.	Grant of Licence	2
2.1	Grant of Licence	2
2.2	Assignment and Sublicense	3

3.	License Fees	3

4.	Maintenance, Modification and Enhancement of IP	4
4.1	Maintenance of Patent Rights	4
4.2	Modifications and Enhancement of the IP	4

5.	Infringement and Legal Action	4
5.1	Notification regarding Infringing Action	4
5.2	Claims against the IP	5
5.3	Protection of IP by Licensor	5
5.4	Co-operation by Licensee	5

6.	Warranties, Exclusions and Limitation of Liability	5
6.1	Licensor's Warranties	5
6.2	Licensee's Warranties	7

7.	Confidentiality	7

8.	Termination	8
8.1	Breach or Default	8
8.2	Termination Consequences	8
8.3	No Prejudice to Other Rights	9
8.4	Continuation	9

9.	Indemnification	9
9.1	Licensor Indemnity	9
9.2	Licensee Indemnity	10
9.3	Indemnification Procedures	10

10.	General	10
10.1	Entire Agreement	10
10.2	No Waiver	10
10.3	Severability	11
10.4	Successors and Assigns	11
10.5	No Variation	11
10.6	Costs	11
10.7	Notices	11
10.8	No Adverse Construction	12
10.9	Governing Law and Jurisdiction	12
10.10	No Partnership, etc	12
10.11	Tax Cooperation	12
10.12	Severability.	12
10.13	Captions.	12
10.14	Judicial Interpretation.	13
10.15	Unforeseen Circumstances	13
10.16	Publicity.	13
10.17	DISPUTE SETTLEMENT	13
10.18	Multiple Counterpart Signature

IP License Agreement

Date      26 March, 2010

Parties

1.	Ioteq IP Pty Limited ABN 58 088 887 914 c/o Phillip Filler & Associates, Westfield Tower 1, Suite 2503, 520 Oxford Street, Bondi Junction, Australia (Licensor)

2.	Ioteq Inc. a Delaware corporation of 100 Smith Ranch Road, Ste. 124, San Rafael, CA 94903 , United States of America, and its related bodies corporate (Licensee)

Background

A.	The Licensor owns the IP.

B.	The Licensee seeks a licence to use the IP in connection with its business.

C.	The Licensor has agreed to grant the license sought on the basis set out in this Agreement.

Agreed terms

1.	Definitions and Interpretation

1.1	Definitions

In this agreement:

Affiliate means any corporation, association, other entity or other person that directly or indirectly controls, is controlled by, or is under common control with a party, either currently or during the term of this Agreement, and shall additionally include any employee, officer, director, attorney, consultant or other agent of the party or Affiliate.

Australian Distribution and License Agreement means that certain Distribution and License Agreement dated March 1, 2007 by and between Licensor and Australian Iodine Solutions Pty Limited ACN 124 222 724.

Effective Date means the date of this Agreement first written above.

IP means all of the intellectual property of the Licensor as at the date of this Agreement, including without limitation the Patent Rights and the Proprietary Rights.

Legal Action means any claim or action filed with or by any judicial or administrative body anywhere in the world, including without limitation a lawsuit filed in a state or federal court in the United States, and any proceeding initiated in a patent office or that may affect the Patent Rights, the Proprietary Rights, or any rights granted hereunder.

Licensed Processes means any method, process, modality, procedure, practice, or course of action covered by a claim of or practice that is covered by or uses any technology disclosed in the Proprietary Rights or the Patent Rights.

Licensed Products means any composition or article, kit, equipment, system, method, apparatus or unit of manufacture that is covered by a claim of or uses any technology disclosed in the Proprietary Rights or the Patent Rights.

Patent Rights means actual and inchoate patent rights disclosed and/or claimed in any of the United States, international, and foreign patent applications and patents identified on Schedule 1, and any continuations, continuations-in-part, divisions, re-issues, re-examinations and extensions thereof.

Proprietary Rights means:

(a)
all proprietary knowledge, technical information, data, trade secrets, confidential information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights, developed by Licensor or acquired from Licensor or in connection with, or relating to or arising out of, the Patent Rights;

(b)	all improvements and inventions derived from the Patent Rights, the Licensed Products, technology conceived by or developed by Licensor relating to the Patent Rights, and/or Licensed Processes; and

(c)	the trade marks and/or service marks identified in Schedule 2, and all rights to apply for registration of said trade marks or service marks in the Territory.

Term means the date of the last to expire of the Patent Rights; and

Territory means anywhere in the world.

1.2	Interpretation

In this Agreement unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	the headings are used for convenience only and do not affect the interpretation of this Agreement;

(c)	a reference to a thing includes a reference to a part of that thing; and

(d)	a reference to a document includes the document as modified from time to time and any document replacing it.

2.	Grant of Licence

2.1	Grant of Licence

From the Effective Date and during the Term, the Licensor grants the Licensee a world-wide, exclusive, transferable licence (the “License”) to use, exploit, develop and commercialize each and every element of the IP, including without limitation (i) to make, have made, use, sell, offer for sale, license, sublicense, export and import Licensed Products, (ii) to practice Licensed Processes, (iii) to improve the IP, and (iv) to conduct research, develop and make modifications and enhancements to the IP. The License grant shall not include the rights granted by Licensor in the Australian Distribution and License Agreement, but only for so long as the Australian Distribution and License Agreement is in effect, and following the expiration of Australian Distribution and License Agreement, these excluded rights shall revert in full to Licensee.

The parties intend that the rights granted to Licensee hereto shall be interpreted broadly and inclusively, and shall include, without limitation, the Licensee’s rights to conduct research and development of the IP, to further develop existing and new products based on that technology, and to produce, market, license, sublicense, sell and distribute any such products, through its own means, or by contract or assignment to third parties or otherwise.

(a)
Licensor acknowledges that except for the rights granted the licensee (Australian Iodine Solutions Pty Limited, hereinafter referred to as “AIS”) in the Australian Distribution and License Agreement, Licensor has granted to Licensee all other rights to the IP in Australia and New Zealand. Licensee shall grant no further rights to any party, including without limitation AIS, in Australia or New Zealand.

(b)
Licensor shall not modify the terms or conditions of the Australian Distribution and License Agreement without the written approval of Licensee, which approval may be given or withheld in the sole and absolute discretion of Licensee.

(c)	Upon termination of the Australian Distribution and License Agreement, all rights granted to AIS expire and, all rights granted thereunder shall revert in full to Licensee.

(i)	Licensor shall have no rights to enter into any other agreements with AIS, including without limitation a license of the IP, and all such rights shall reside in Licensee.

2.2	Assignment and Sublicense

(a)	Assignment

The Licensee may assign or otherwise transfer the benefit of this Agreement, provided that the successor agrees in writing to be bound by the terms and conditions of this Agreement.

(b)	Sublicense

Notwithstanding anything contrary set forth herein, Licensee may, in its sole and absolute discretion, enter into an agreement granting a third party any or all of the rights granted to Licensee pursuant to this Agreement, including without limitation agreements to sublicense the Patent Rights. Any such agreements shall permit the Licensee to assign the agreement to the Licensor in the event this License Agreement is terminated.

3.	License Fees

The Licensee must pay to the Licensor for the duration of the Term a royalty and other consideration, subject to an annual minimum amount, calculated and payable in accordance with Schedule 3.

4.	Maintenance, Modification and Enhancement of IP

4.1	Maintenance of Patent Rights

Licensee shall have the right, granted by Licensor, but not the obligation, to perform any and all actions needed to maintain and prosecute the Patent Rights in the Territory. Licensor shall execute any documentation required in order to allow and enable the Licensee to perform all actions as agent or assignee that are desirable or necessary to maintain or prosecute the Patent Rights in any jurisdiction.

Licensor shall, at its own expense without invoicing said charges to Licensee, maintain and prosecute the Patent Rights in Australia and New Zealand so long as the Australian Distribution and License Agreement is in effect.

Licensor shall provide Licensee in a timely manner with copies of (i) all documents received by any patent office with respect to the Patent Rights, and (ii) all documents transmitted by Licensor to any patent office with respect to the Patent Rights.

4.2	Modifications and Enhancement of the IP

All rights and title to all modifications and enhancements, made solely by the Licensee or any of its Affiliates, to the existing IP and any new products or modifications or enhancements to the existing Licensed Products (collectively, the “Licensee Improvements”), will reside with and belong solely to the Licensee. No license fee shall be payable with respect to the use by the Licensee of any such modifications or enhancements to the existing Products.

All rights and title to all modifications, improvements and enhancements made jointly by Licensor or any of its Affiliates and Licensee or any of its Affiliates to the existing IP and any new products, improvements, modifications or enhancements to the existing Licensed Products will reside with and belong solely to Licensee (collectively, the “Joint Improvements”) and shall be part of the proprietary rights exclusively licensed in this Agreement. Licensor shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Licensee may reasonably request in order to obtain patent or copyright registration on all Joint Improvements, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Licensee, in order to enable the Licensee to ultimately and finally obtain and enforce full and exclusive title to all Joint Improvements and all rights assigned pursuant to this section. Licensor hereby appoints the Licensee as the Licensor’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Licensor.

5.	Infringement and Legal Action

5.1	Notification regarding Infringing Action

The Licensee shall promptly notify the Licensor of any infringement or suspected infringement of the IP of which the Licensee has actual knowledge. The Licensor shall promptly notify the Licensee of any infringement or suspected infringement of the IP.

5.2	Claims against the IP

If a third party commences Legal Action against the Licensee relating to the IP, the Licensor shall defend indemnify, save and hold harmless the Licensee. In any such instance, the procedures set forth in Section 9.3 below shall apply.

If a third party commences any Legal Action relating to the IP, including without limitation Legal Action against Licensor, Licensee, affiliates or customers of Licensee or Licensor, the Licensor shall have the option to defend any such suit at its own expense.  If Licensor chooses not to defend, Licensee may at its sole discretion choose to do so, at Licensee’s own expense, and in such case, any consideration otherwise required to be paid by Licensee to Licensor pursuant to this Agreement shall be reduced by 25% until Licensee has recovered its out of pocket payments to third parties to defend such suits (e.g., lawyers, consultants) from the 25% reduction amounts.

5.3	Protection of IP by Licensor

In the event of a possible infringement of the IP by a third party (each, a “Possible Infringement”), it shall become the duty and obligation of Licensor to resolve and end the Possible Infringement at its own expense. If Licensor chooses not to resolve and end the Possible Infringement, Licensee may choose to do so, at Licensee’s own expense, and in such case, any consideration otherwise required to be paid by Licensee to Licensor pursuant to this Agreement shall be reduced by 25%, until such time as the Licensee has recovered its out of pocket payments to third parties (e.g., lawyers, consultants) and the Possible Infringement has been terminated.. Any payments, settlements or judgments or consideration of any kind received relating to a Possible Infringement shall be distributed to the Licensor and Licensee according to Schedule 3, paragraph (d), as if it were proceeds from a sublicense.

Upon termination of the infringement, all fees, royalties and payments from Licensee to Licensor shall be reinstated at the levels in this License Agreement.

5.4	Co-operation by Licensee

In any proceeding brought by or against the Licensor or in respect of any of the IP, the Licensee shall promptly and fully cooperate in the proceedings including assisting in providing relevant and material documents and relevant and material witnesses to give evidence in those proceedings.

6.	Warranties, Exclusions and Limitation of Liability

6.1	Licensor's Warranties

The Licensor represents and warrants to the Licensee as follows:

(a)
The Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted;

(b)
The Licensor has the right to enter into this Agreement, and has full power and authority to enter into, execute and deliver this Agreement and perform its respective obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of the Licensor. This Agreement has been duly executed and delivered by the Licensor and, assuming this Agreement is duly executed and delivered by the Licensee, constitutes a valid and legally binding obligation of the Licensor enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies;

(c)
The Licensor has obtained all authorizations, registrations, approvals or permits required by any governmental body or under any government legislation in connection with the Licensor's entry into and performance of this Agreement, including without limitation the consent of the Commonwealth of Australia.

(d)
The execution and delivery by the Licensor of this Agreement do not, and compliance by the Licensor with the provisions of this Agreement will not, (i) conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which the Licensor is a party or otherwise bound, or to which any property or asset of the Licensor is subject; (ii) violate any law applicable to the Licensor; or (iii) result in the creation or imposition of any lien on any assets of the Licensor including without limitation the IP;

(e)	The Licensor has good, valid and marketable title to the IP, free and clear of any lien, claim or encumbrance of any kind, except as that may be set forth in the Commonwealth Loan Agreement.

(f)	The schedule of patents and patent applications set forth in Schedule 1 is true and correct as of the date of this Agreement, and sets forth the complete rights held by or on behalf of the Licensor.

(g)
The exercise by Licensee of the rights granted hereunder will not infringe any intellectual property rights of any person, including without limitation any patent right, trade mark, or service mark, nor give rise to the obligation to pay any sums by the Licensee to any third party;

(h)
The Licensor has not received any written notice of (or is otherwise aware of any) infringement or other written complaint to the effect that Licensor has violated or infringed the intellectual property or any other proprietary rights of others. Licensor has full right and authority to utilize the Patent Rights. No person has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property right of Licensor;

(i)
There is no pending or, to the best knowledge of the Licensor, threatened action (or basis for any action) to which the Licensor is a party or involving any of the IP or which could materially affect the Licensor’s ability to execute and deliver this Agreement or to perform its respective obligations contemplated hereby;

(j)
Other than as set forth in Schedule 4, none of the IP is subject to any license, agreement, contract, distribution agreement, commercialization agreement or any other contract, agreement or other understanding of any kind or nature whatsoever;

(k)	The Licensor is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise with respect to the IP, except as required by the Commonwealth Loan;

(l)	The Licensor is not using any confidential or trade secrets of others;

(m)	The parties to the Australian Distribution and License Agreement are not Affiliates of each other;

(n)	The documents, data and computer programs describing the IP supplied to the Licensee by the Licensor are true, accurate, reliable and up to date; and

(o)
None of the representations and warranties by the Licensor in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.2	Licensee's Warranties

The Licensee represents and warrants and it is a condition of this Agreement that:

(a)
The Licensee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted;

(b)
The Licensee has the right to enter into this Agreement, and has full power and authority to enter into, execute and deliver this Agreement and perform its respective obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of the Licensor. This Agreement has been duly executed and delivered by the Licensee and, assuming this Agreement is duly executed and delivered by the Licensor, constitutes a valid and legally binding obligation of the Licensee enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies;

(c)
The execution and delivery by the Licensee of this Agreement do not, and compliance by the Licensee with the provisions of this Agreement will not, (a) conflict with or result in a breach or default under any of the terms, conditions or provisions of any agreement to which the Licensee is a party or otherwise bound, or to which any property or asset of the Licensee is subject; (b) violate any law applicable to the Licensee; or (c) result in the creation or imposition of any lien on any assets of the Licensee;

(d)
The Licensee has obtained all authorisations, registrations, approvals or permits required by any governmental body or under any government legislation in connection with the Licensee's entry into and performance of this Agreement.

7.	Confidentiality

From time to time, so long as this Agreement should be in force or effect, each party shall execute a non-disclosure agreement in form and substance reasonably acceptable to the Parties. Each Party shall cause each and every one of its officers, employees, independent contractors, subcontractors and other individuals or entities engaged in, having access to, contact with or otherwise employed in any manner with the other Party’s confidential information to execute non-disclosure agreements (or otherwise be legally bound to confidentiality) with terms at least as restrictive as the terms contained in the non-disclosure agreement between the Parties.

8.	Termination

8.1	Breach or Default

(a)
Upon any breach or default by either party in the performance or observance of any of its material obligations under this Agreement, the non-breaching party may, at its sole option, terminate this Agreement by giving 15 days’ written notice (the “Grace Period”) to the breaching party. The termination shall become effective at the end of the Grace Period, unless before the completion of the Grace Period the breaching party shall cure the breach or default in full.

(b)
The Licensor may immediately terminate this Agreement by written notice to the Licensee if the Licensee commits an act of bankruptcy or becomes bankrupt, goes into liquidation, has a receiver, voluntary administrator or any form of administrator in insolvency appointed, makes any assignment for the benefit of creditors or enters into a scheme or deed of composition whether formal or informal with its creditors or undergoes any event or occurrence in the Licensee's country which is of equivalent effect to or involves the insolvency or bankruptcy of the Licensee.

(c)	The following shall be considered a “Material Breach” by Licensor:

(i)	Granting a third party rights to the IP in contradiction to the rights granted to Licensee in the License set forth in Section 2.1;

(ii)	Failure to maintain the patent rights as set forth in Section 4.1;

(iii)	Failure to protect against the infringement of the IP as set forth in Section 5;

(iv)	The falsity of a representation or warranty set forth in Section 6.1; and

(v)	Failure to indemnify the Licensee as set forth in Section 9.

(d)	The following shall be considered a “Material Breach” by Licensee:

(i)	The falsity of a representation or warranty set forth in Section 6.2; and

(ii)	Failure to indemnify the Licensee as set forth in Section 9.

(iii)	Failure to pay Licence Fees when due

(e)
In the event of a Material Breach by Licensor, Licensee shall have the right to withhold all monies due to Licensor pursuant to this Agreement until the breach has been cured to Licensee’s satisfaction.

Licensee may terminate this Agreement at any time.

8.2	Termination Consequences

On termination of this Agreement whether by expiry of the Term or otherwise:

(a)
subject to clause 8.2(e), all rights granted to the Licensee will terminate and all rights in and to the IP originally owned or controlled by Licensor, and excluding Licensee Improvements and Joint Improvements, will revert to the Licensor without further action or notification by the Licensor to the Licensee or any other person;

(b)	the Licensee shall hand over to the Licensor all documents, data and computer programs concerning the IP which are in its possession or control;

(c)
if the Licensor requests, the Licensee must confirm by a letter signed by a director of the Licensee that all the documents, data and computer programs have been returned in accordance with clause 8.2(b);

(d)	If the Licensee has entered into any agreements granting rights to the IP, including sublicense agreements, any such agreements shall be assigned by Licensee to Licensor;

(e)	if the Licensee has any remaining stocks of the Products or any part or other materials pertaining to the Products:

(i)	the Licensee must sell them to the Licensor at cost, on the Licensor's written request; or

(ii)	the Licensee may dispose of them in the Territory, with the Licensor's prior written consent; and

(f)	any sums payable to the Licensor shall be paid within 30 days.

8.3	No Prejudice to Other Rights

The Licensor's exercise of any right under this clause 8.2 does not prejudice any right to damages or other remedy the Licensor may have against the Licensee for breach of this Agreement.

8.4	Continuation

Clauses 4.2, 7 and 10.17 survive termination of this Agreement.

9.	Indemnification

9.1	Licensor Indemnity

Licensor shall indemnify, save and hold harmless Licensee and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensee Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) any defect in the IP, a Licensed Product, or a Licensed Process, except where the defect is as a result of any modification, upgrade, service, repair or similar alteration made thereto by the Licensee; or (ii) any claim that the Patent Rights infringe on a third party’s patent.

9.2	Licensee Indemnity

Licensee shall indemnify, save and hold harmless Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to any defect arising from the modification, upgrade, service, repair or similar alteration to a Licensed Product or Licensed Process.

9.3	Indemnification Procedures

If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 15. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

10.	General

10.1	Entire Agreement

This Agreement contains the entire understanding between the parties concerning the subject matter of the Agreement and supersedes all prior communications between the parties.

Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of the other party in relation to the subject matter of this Agreement.

10.2	No Waiver

A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Agreement does not operate as a waiver of the power or right.  A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Agreement.  A waiver of a breach does not operate as a waiver of any other breach.

10.3	Severability

If any provision of this Agreement is or becomes wholly or partly invalid or unenforceable then, from the date of the invalidity or unenforceability:

(a)	if the offending provision can be read down to make it valid and enforceable without materially changing its effect, it must be read down to the extent necessary to achieve that result; and

(b)	otherwise:

(i)	the offending provision must be severed from this Agreement and the remaining provisions will operate as if the severed provision had not been included; and

(ii)	the parties must negotiate in good faith to replace the severed provision with one that is valid and enforceable and provides as near as possible the same effect as the severed provision.

10.4	Successors and Assigns

This Agreement binds and benefits the parties and their respective successors and permitted assigns.

10.5	No Variation

This Agreement cannot be amended or varied except in writing signed by the parties.

10.6	Costs

Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

10.7	Notices

Any notice or other communication to or by a party to this Agreement:

(a)	may be given by personal service, post or facsimile;

(b)	must be in writing, legible and in English addressed as shown below:

(i)	If to the Licensor:
Address:	4 Hercules St Surry Hills NSW 2010 Australia
Attention:	Peter Franks

(ii)	If to the Licensee:
Address:	100 Smith Ranch Roach, Suite 124, San Rafael, CA 94903 USA
Attention:	President

or to any other address last notified by the party to the sender by notice given in accordance with this clause;

(c)	must be signed by an officer or under the common seal of the sender;

(d)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if delivered by commercial delivery service which provides for evidence of receipt, when delivered to the addressee; and

(iii)	if sent by email, on the date sent, provided that the recipient confirms receipt in writing, by email or otherwise..

10.8	No Adverse Construction

This Agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

10.9	Governing Law and Jurisdiction

This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of the Courts of the State of California in respect of all matters or things arising out of this Agreement.

10.10	No Partnership, etc

Nothing in this Agreement may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

10.11	Tax Cooperation

The parties shall mutually and reasonably cooperate to assist the other party to claim any input tax credit or refund available in relation to any tax paid or payable by the Licensee.

10.12	Severability.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.13	Captions.

The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

10.14	Judicial Interpretation.

Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

10.15	Unforeseen Circumstances

Neither party will be responsible for any failure to comply with the terms of this Agreement (other than an obligation to pay money) where that failure is unforeseen and due to causes beyond the control of that party.  These causes include fire, storm, flood, earthquake, explosion, accident, war, rebellion, insurrection, transportation embargoes, inability to secure raw materials and acts of God.

10.16	Publicity.

Neither party shall issue any public announcement regarding this Agreement, or which contains the name of the other party, without giving prior reasonable notice to the other party, and receiving written approval thereon; provided, however, that (i) Licensee may withhold its approval in its sole and absolute discretion and (ii) written approval of Licensee shall not be required for any disclosures that are required or which counsel for Licensee advises are required by applicable law, including without limitation Federal securities laws, in which instance, Licensee shall so notify Licensor as reasonably promptly as commercially possible.

10.17	Dispute Settlement

(a)
In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties shall use their best efforts to settle the matter. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution that is mutually satisfactory. If they do not reach such solution within a period of 60days following notice of the dispute by either party to the other, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS). If JAMS is not in existence, the arbitration shall be administered by another neutral alternate dispute resolution (“ADR”) service selected by the parties. Failing mutual agreement on a selection, neutral ADR service shall be selected by any court of competent jurisdiction.

(b)
Any necessary Arbitration shall be held at Los Angeles, California. The number of arbitrators shall be one, and (s)he shall be selected by the parties from a panel of persons having experience with and knowledge of technology license agreements. If the parties fail to agree on the selection, the arbitrator shall be selected by JAMS, following the foregoing experience and knowledge standard. The arbitration decision shall be made within 90-days of the filing of the arbitration notice by the noticing party on the other party, and the arbitrator shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrator if he deems necessary. The prevailing party will be entitled to an award of reasonable attorneys’ fees and costs (including consultant and expert witness fees) incurred in connection with the action, whether or the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c)
Notwithstanding the foregoing, either party may commence court proceedings in respect of a dispute where (i) the party seeks injunctive relief in relation to a dispute where failure to obtain relief would cause irreparable damage to the party concerned; or (ii) following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

10.18	Multiple Counterpart Execution

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile and PDF-scanned signatures shall be acceptable and be considered to affirm assent to this Agreement.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date set forth above.

Ioteq IP Pty Limited ABN 58 088 887 914 in accordance with section 127(1) of the Corporations Act 2001:
______________________________ (____) By: Jared Franks CEO

Ioteq Inc., a Delaware corporation
(____) Walter Franz Vice President

Schedule 1:

SCHEDULE OF PATENTS/PATENT APPLICATIONS
IOTEQ IP PTY LTD

Title: Electrowinning Process And Method For Recovery Of Halogens

Country	Application/	Status	Renewal
	Patent No.

Australia	2001272231	Granted	21/07/09

Canada	2,416,653	Under examination	21/07/09
		Examiner’s report issued
		Response due 30/01/09
		Correspondence to follow

United States	Parent 10/333,464	Under Examination

Europe:	01951248.2	Under Examination	31/7/09
		Response filed on the merits of the case. Report to follow Official action awaited from EPO

China	01814471.3	Granted	21/7/09

Japan	2002 – 513969	Under Examination
		Exam report awaited

New Zealand	535078	Granted	21/7/08

Israel	153900	Under examination	N/A
		Information Statement filed Examiner’s report awaited

India	960/KOLNP/2007	Filed as divisional Examination requested Examination report awaited	N/A

Indonesia	W-00200300346	Granted	18/05/09

Mexico	PA/a/2003/000615	Response filed to examiner’s report	N/A
		Under examination further examiner’s
		Report awaited or acceptance.

Title: Iodoclean - Method of purification-
Improvement Methods And Processes For Iodine Disinfection
11.

Country	Application/	Status	Renewal
	Patent No.

Australia	[formerly 2002224545] 2007200755	Granted -	20/7/09

Canada	2,416,759	Under examination	20/07/09
		Exam Report Awaited
		Information Statement filed

United States	7,033,509 B2	Granted	3 yrs: 25 April 2009
			7 yrs: 25 April 2013
			11 years: 25 April 2017

Europe	01984328.3	Under Examination Response filed to exam report Further Official action awaited from EPO	31/07/09

China	01814348.2	Granted	20/7/09

Japan	2002-513827	Under Examination	N/A
		Exam report awaited

New Zealand	523767	Granted	20th July 2008 20th July 2011
			20th July 2014

Israel	153883	Under examination	N/A
		First Response filed 11/08
		Acceptance Notice awaited

Indonesia	W-00200300345	Under examination	N/A
		Awaiting Acceptance

India	1343/KOLNP/2007	Under Examination	19/3/12
		Examination report awaited
		Information statement filed

Mexico	PA/a/2003/000612	Response to exam	N/A
		Report filed -
		Awaiting re examination

Notes:  N/A indicates that renewals are not applicable at this stage of the prosecution of the application.

IOTEQ IP Pty Ltd
Title: Water disinfecting system using a controller to regulate dosing

12.

Country	Application/ Patent No.	Status	Renewal

Australia	2008902147	Filed	N/A
		Complete Specification due 1/5/09 Instructions required for completion

Notes:  N/A indicates that renewals are not applicable at this stage of the prosecution of the application.

SCHEDULE OF TRADE MARKS/TRADE MARK APPLICATIONS
IOTEQ IP PTY LTD
November 2008

Country	No.	Class	Title	Renewal

Australia	875674	37, 42	IODOCLEAN	14/5/11

Australia	875675	5	BioMaxA	14/5/11

Australia	997249	37, 42	ISAN	9/4/14

Schedule 2:

SCHEDULE OF TRADE AND SERVICE MARKS

TRADEMARK	TRADEMARK NUMBER	JURISDICTION	REGISTRATION DATE	CLASSES
Word: ISAN	997249	Australia	9 April 2004	37, 42
Word: BioMaxA
Word: BioResA

Schedule 3:  Annual Fee / Royalty Fee

(a)
In consideration for the grant of the License, Licensee shall pay to Licensor a royalty (the “Royalty”) equal to five percent (5%) (the “Royalty Percent”) of the “net ex works price” of all Licensed Products sold by the Licensee (minus product returns). Royalty payments shall be made quarterly, within 30 days of the end of the calendar quarter. The “net ex works price” means the gross invoiced price of the Licensed Products sold, reduced by (i) usual arm's length trade discounts, (ii) customs duties, transportation, and insurance charges (if these items are included in the gross invoiced price), and (iii) the portion of the gross price (net of any discounts) attributable to consulting and other special services provided by Licensee to its customers (determined in accordance with U.S. Generally Accepted Accounting principles applied on a consistent basis).

(b)	After Licensor has received cumulative payments under all IP license agreements totalling A$800,000, the Royalty Percent shall be reduced from five percent to two and one-half percent (2-1/2%).

(c)
If Licensee sub-licenses the IP or any portion of the IP to any other party, Licensee shall pay Licensor a Royalty equal to sixty percent (60%) of all consideration received by Licensee with regard to any such sub-license. Licensee payments shall be made to Licensor within 30 calendar days following receipt thereof by Licensee. After Licensor has received cumulative payments under all IP license agreements totalling A$800,000, the Royalty percentage due Licensor pursuant to this paragraph shall be reduced from sixty percent to thirty percent.

(d)
A minimum license fee of US$150,000 (One Hundred Fifty Thousand US Dollars) shall be paid by the Licensee to the Licensor under this Agreement, during the Term, for each calendar year. This minimum license fee shall be paid in monthly instalments of US$12,500 (the “Monthly Royalty Minimum”), due on the first day of each calendar month  and shall be credited against and thereby reduce the Royalty otherwise payable  under  clauses (a), (b) and (c) above with respect to the calendar year in which the minimum annual payment is due.

(e)
Upon reasonable notice to Licensor, Licensee shall have the right to inspect and audit the books and record of Licensee to verify compliance with the payment terms above, the inspection/audit shall be at the sole cost of the Licensor. However, if the inspection/audit discloses that Licensee owes more than ten percent of the royalty fees originally calculated and paid, then Licensee shall reimburse Licensor for all the reasonable costs incurred by Licensor in conducting the inspection/audit, including professional fees.

(f)
Late Payment Interest – If any Licensee payments due hereunder have not been received by Licensor within ten (10) days of their due date hereunder, then Licensee shall pay interest on the late payment at the rate of one-percent per month from the original due date to the date payment is received by Licensor.

Schedule 4

Existing agreements granting third parties rights in the IP:

1.	Australian Distribution and License Agreement

EXHIBIT “D”

IOTEQ LICENSE AGREEMENT

SUB-LICENSE AGREEMENT

This Sub-License Agreement (the “Agreement”) is made this 26th day of March, 2010 (the “Effective Date”), by and between Ioteq Inc., a Delaware corporation, having a principal place of business at 100 Smith Ranch Rd., #124, San Rafael California, (“Ioteq-US”), and BioLargo, Inc., a Delaware corporation, having a principal place of business at 16333 Phoebe, La Mirada, California (“BioLargo”). Each of Ioteq-US and BioLargo is a “Party”, and the both are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Ioteq-US is a party to that certain license agreement dated March 26, 2010 with Ioteq-Australia pursuant to which Ioteq-US was granted the exclusive rights to certain intellectual property (as more particularly defined below as “Intellectual Property”), including certain patents that disclose and claim significant and commercially viable inventions which BioLargo desires to commercialize; and

WHEREAS, BioLargo desires to gain rights under such Intellectual Property and to commercialize products covered by such Intellectual Property in the United States;

WHEREAS, Ioteq-US is willing to grant an exclusive license of such Intellectual Property to BioLargo, for use in the United States, Canada, and Mexico, subject to the terms, conditions, limitations, and restrictions set forth in this Agreement.

NOW, THEREFORE, incorporating the foregoing recitals, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.	Definitions.

a. Audit Period means the period up to and including 90 days after the end of each calendar year.

b. Bankruptcy Act means Title 11 of the United States Code, as now or hereafter in effect or any successor statute.

c. Effective Date means the date first written above.

d. Field of Use means any commercial or non-commercial industry, field or area of business or commerce in which Licensee desires or seeks to commercialize the Licensed Processes and/or Licensed Products.

e. Intellectual Property means the intellectual property related to the Isan System developed and owned by Ioteq-Australia and licensed to Ioteq-US pursuant to that certain IP License Agreement dated March 26, 2010, a true and complete copy of which is attached hereto as Exhibit “B” (the “Ioteq Master License Agreement”), including without limitation the Patent Rights and the Proprietary Rights (as defined herein).

f. Ioteq-Australia means Ioteq IP Pty Limited (ABN 58 088 887 914, Australia).

g. Isan System means the system developed by Ioteq-Australia for the control and delivery of BioMaxA Iodine and the collection of disinfection by-products by BioResA resin.

h. License means the licensing of the rights to the Intellectual Property granted by Licensor to Licensee as set forth in Section 2.a. below.

i. Licensed Processes means any method, process, modality, procedure, practice, or course of action within the Field of Use covered by a claim of Patent Rights.

j. Licensed Products means any article, kit, equipment, system, method, apparatus or unit within the Field of Use covered by a claim of Patent Rights.

k. Licensee means BioLargo.

l. Licensor means Ioteq-US.

m. Net Sales Revenue means gross sales revenue received by Licensee from Licensed Products and Licensed Processes, less any taxes, returns, allowances, discounts, freight, and insurance when the same are actually paid or allowed.

n. Patent Rights means:

i. U.S. Patent Number 7,033,509, and any continuations, divisions, re-issues, re-examinations and extensions thereof (“U.S. Patents”); and,

ii. U.S. Patent Application Number 20070207083, any patent(s) resulting therefrom, and any continuations, continuations-in-part, divisions, re-issues, re-examinations and extensions thereof (“U.S. Patent Applications”); and,

iii. Canadian Patent Application Numbers 2,416,653 and 2,416,759, any patent(s) resulting therefrom, and any continuations, continuations-in-part, divisions, re-issues, re-examinations and extensions thereof (“Canadian Patent Applications”); and,

iv. Mexican Patent Application Numbers PA/a/2003/000615 and PA/a/2003/000612, any patent(s) resulting therefrom, and any continuations, continuations-in-part, divisions, re-issues, re-examinations and extensions thereof (“Mexican Patent Applications”).

o. Proprietary Rights means the following rights related to the Isan System licensed to Licensor by the Ioteq Master License Agreement:

i. all proprietary knowledge, technical information, data, trade secrets, confidential information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights relating to or arising out of the Patent Rights;

ii. the trademarks and/or service marks identified in Schedule 2 of the Ioteq Master License Agreement, and all rights to apply for registration of said trademarks or service marks in the Territory

p. Territory means the United States, Canada and Mexico.

2. Grant of License.

a. In consideration of the license fee and royalties to be paid by Licensee hereunder, and subject to the other terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee as of the Effective Date the exclusive and non-terminable (except as otherwise expressly provided herein) license in the Field of Use in the Territory to use, exploit, develop and commercialize each and every element of the Intellectual Property, including without limitation (i) to make, have made, use, sell, offer for sale, license, sublicense, export and import Licensed Products, (ii) to practice Licensed Processes, and (iii) to derive all economic benefit from all activities undertaken by Licensee with respect to the Intellectual Property, subject to the payments to Licensor specified herein. Licensor further grants Licensee the non-exclusive license in the Territory to conduct research, develop and make modifications and enhancements to the Intellectual Property, and to improve the Intellectual Property.

b. Limitations. This grant of license rights is subject to the following limitations:

i. The rights granted herein are granted only with respect to the Territory;

ii. no right or license is granted or implied to the Licensee or any person claiming through the Licensee under any patent or patent application other than those specifically identified as the Patent Rights, as may be extended or modified from time-to-time during the term hereof;

iii. Licensor retains the right to use the Intellectual Property within the Territory for the purpose of exploiting or commercializing the Intellectual Property outside of the Territory, including without the limitation the right to maintain a web site hosted in the Territory which describes the Intellectual Property and to manufacture any materials or apparatus for sale or export outside of the Territory; this retained right shall include the right to perform research and development on the Intellectual Property within and without the territory and within and without the Field of Use at the expense of Licensor;

iv. Licensor reserves to itself all other intellectual property rights (including outside the Field of Use, and outside the Territory) that are not expressly granted to Licensee by this Agreement; and

v. except as provided in Section 2.c. below, nothing herein will be construed to grant the Licensee the right to register or claim any trademark or tradename confusingly similar in sound, appearance or meaning to those registered by Licensor as expressly disclosed in this Agreement.

c. Research and Development. During the Term, Licensee shall have the non-exclusive right (but not the obligation), to conduct research and development activities, and pursue regulatory approval, clinical trials, and all other work necessary to develop, improve, enhance and commercialize the Licensed Products and Licensed Processes within the Field of Use in the Territory. In connection with such potential efforts by Licensee, Licensee shall consult with Licensor, and Licensor shall make appropriate personnel available for reasonable telephone and other informal consultations, but shall not, among other things, obligate Licensor personnel to travel, spend a minimum number of hours or engage technical personnel in research or clinical projects, all of which services (“Additional Services”) may be requested by Licensee and shall be subject of further negotiation by the parties including provisions for appropriate consideration therefor.  Further, the parties shall keep each other informed as to any research and development activities, regulatory approvals, clinical trials, and other work undertaken to develop, improve, enhance and/or commercialize the Licensed Products and Licensed Processes. In the event that Licensee improves or enhances the Licensed Products and/or Licensed Processes in any way, such improvements and enhancements shall be deemed to be part of the Intellectual Property that is licensed to Licensee hereunder, and Licensee shall have the right to utilize, market, sell and otherwise benefit from such improvements and enhancements on the terms set forth herein as if such improvements and enhancements were part of the Intellectual Property on the Effective Date. Nothing in this paragraph shall be construed to limit Licensor’s rights to conducting research and development activities of the Intellectual Property, the Licensed Products, and/or the Licensed Products, or any of them, or any variations thereof, in any particular Field of Use in any portion of the Territory.

3. Royalty and Payments.  In consideration of the License granted to Licensee in Section 2.a, Licensee shall pay to Licensor each of the following royalties and payments:

a. Royalty. Commencing upon the Effective Date and during the Term of this Agreement, and subject to the terms of Section 3.c. below, Licensee shall pay to Licensor a portion of Licensee’s Net Sales Revenue as an ongoing royalty fee (the “Royalty”) at the rates and for the periods as more particularly specified on Exhibit "A" attached hereto. Each Royalty shall be paid in good and immediately collectible funds, and paid quarterly in arrear within thirty days after the end of each calendar quarter.

4. Sublicensing. Subject to the conditions and payment of fees set forth in this Section 4 below, Licensee may enter into agreements with third parties granting third parties any of the rights granted to Licensee pursuant to this Agreement within the Territory and Field of Use, including without limitation pre-license or product development agreements, or agreements to sublicense the Patent Rights within the Territory (each, a “Sublicense Agreement”). For each such Sublicense Agreement, Licensee shall pay to Licensor a portion of the income generated from such agreement, pursuant to Exhibit A.

5. License Term; Options to Extend Term; Early Termination. Subject to early termination pursuant to Section 10, the term of this Agreement (the “Term”) will expire on the the tenth (10th) anniversary of the Effective Date; provided that Licensee does not have any uncured Events of Default or Minimum Payment Defaults as of the date of each such extension notice, Licensee shall have the right, by written notice to Licensor, to extend the Term for six (6) additional periods of five (5) years each under the terms and conditions defined herein.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, if at any time during the Term Licensee determines that continuation of this License will not be, or is no longer, economically viable, Licensee shall have the right to terminate this Agreement upon not less than ninety (90) days advance written notice to Licensor, in which case Licensee shall be responsible for the Royalty fee, Sublicense Fee, or Minimum Payment, as applicable, otherwise due hereunder through the expiration of the Term, with such amounts being prorated as appropriate for any partial quarter during which the Term ends, and Licensee shall have no further obligation hereunder.  Further, and notwithstanding anything to the contrary contained elsewhere in this Agreement, upon termination of this Agreement the Parties shall remain entitled to receive their respective compensation due hereunder through the date of such termination, whether or not such payments have yet been made or received, as applicable, and this Agreement shall remain in effect and be enforceable following such termination as necessary to ensure that any such unpaid compensation is received and paid as required hereunder.

6. Reporting.

a. Books and Records.  Licensee shall keep full and accurate books of account using generally accepted accounting principles (GAAP) showing the amount of Net Sales Revenue and resulting Royalties and Sublicense Fees due pursuant to this Agreement. These books of account shall be kept at Licensee’s place of business and shall be subject to audit pursuant to Section 5.d. below.

b. Royalty Report. Not later than thirty (30) days after the beginning of each calendar quarter of each year (a “Reporting Period”), Licensee shall deliver to Licensor a true and accurate report (a “Royalty Report”), giving particulars of the business conducted by Licensee during the preceding Reporting Period as are relevant to an accounting for Royalties and Sublicense Fees due under this Agreement. The Royalty Report shall include the following at a minimum: (i) the quantity of Licensed Products sold by Licensee; (ii) the revenues arising from sales of Licensed Products; (iii) the calculated Royalty due to Licensor; (iv) revenues generated by any Sublicense Agreements, identifying the sublicensee, the amount, and the basis of the calculations; and (v) any other revenues received from third parties.  Simultaneously with the delivery of each Royalty Report, Licensee shall pay to Licensor the applicable Royalty and Sublicense Fee due, as set forth in Paragraph 3 above.

c. Certified Net Sales Revenue.  Not later than sixty (60) days following the end of each fiscal year of Licensee, Licensee agrees to provide Licensor, at Licensee’s sole expense, a report from an independent certified public accountant which attests to the accuracy of Licensee’s information, computations and the Royalty and Sublicense Fee due for each Reporting Period during the previous fiscal year.

d. Licensor’s Audit Rights. Licensor shall be entitled, upon not less than five (5) business days written notice to Licensee, and during business hours at Licensee’s office or such other place as Licensee shall designate within the state of California, to inspect and examine those books and records of Licensee relating to the determination of Royalty or Sublicense Fees set forth in any Royalty Report. The inspection of Licensee’s records shall be performed by a licensed public accounting firm (a “Qualified Firm”). The examination must be conducted within thirty (30) days of such books and records being made available to Licensor (“Examination Period”). The Qualified Firm shall prepare a report indicating the results of the review (the “Audit Report”) and the Qualified Firm shall provide the Audit Report to both Licensor and Licensee. If the Audit Report discloses that the amount of Royalties or Sublicense Fees reported to Licensor was less than the actual Royalties or Sublicense Fees owed, Licensee shall pay to Licensor the deficiency, unless Licensee disputes the Report within thirty (30) days after the receipt of the Report. Conversely, if the Audit Report discloses that the amount of Royalties or Sublicense Fees reported and paid to Licensor was greater than the actual Royalty fees owed, Licensor shall refund to Licensee the overpayment (and Licensee shall be entitled to offset such overpayment against the next Royalty fees due), unless Licensor disputes the Report within thirty (30) days after the receipt of the Report. If either Party disputes the Report within this thirty (30) day period, Licensee and Licensor shall agree upon another accounting firm to review and verify the Royalties and Sublicense Fees, and provide the results thereof to Licensee and Licensor (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding upon Licensee and Licensor. All costs and expenses of the auditor generating the Report shall be paid by Licensor unless the audit shows that Licensee understated Royalties and Sublicense Fees in the Royalty Report by more than five percent (5%), in which case Licensee shall pay the costs and expenses of such audit. Notwithstanding the foregoing, in the event the Reconciliation Audit is performed, Licensee and Licensor shall each pay one-half (1/2) of the cost of the Reconciliation Audit.  The exercise by Licensor of its audit rights hereunder shall not relieve Licensee of its obligations to pay prior to the request for and inspection and examination of Licensee’s books and records or permit Licensor the right to audit any other sums with the exception of the amounts set forth in this Royalty Report.  If Licensor does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Licensee’s Royalty Report shall conclusively be deemed to be correct and Licensor shall be bound by Licensee's determination.  Additionally, Licensor agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, with the exception of Licensor’s auditors, Licensor may not disclose or discuss the audit or the results of the audit to any other parties.

7. Intellectual Property Ownership; Related Actions.

a. Improvements. Ownership of all inventions and discoveries relating to, deriving from, or enhancing or improving upon any technology or claims embodied in any of the Patent Rights, the Proprietary Rights, the Licensed Products or the Licensed Processes, discovered or developed by Licensee, or Licensee’s agents in connection with any of the research and development activities conducted, hereunder, or otherwise (each, a “New Invention”), shall remain with and become the sole property of Licensee.

b. Defense of Intellectual Property. Licensor shall be obligated to defend any actions or claims brought by third parties challenging (i) Licensor’s right and authority to license the Patent Rights and Intellectual Property, and/or (ii) Licensee’s right to utilize the Intellectual Property on the terms contained herein, except where Licensee alters commercial technology and such alteration causes infringement. Licensor shall have the sole discretion and control with respect to any defense against any litigation against the validity of the Patent Rights. Licensor shall bear all expenses of all actions that it takes pursuant to this section, including without limitation attorneys’ fees. Licensee shall have the right to be kept informed of the status and progress of all such actions, including Licensor providing Licensee with copies of all court filings and otherwise meeting with Licensee from time to time as Licensee may request to freely exchange information related to such matters.

c. Third Party Infringement. Licensor shall have exclusive right, sole discretion and absolute authority to assert Patent Rights against any third party (each, a “Third Party Infringement Action”), which Licensor shall have no obligation to do, and the sole and exclusive right to select counsel and control and direct the assertion of all rights and the prosecution of all such actions brought by Licensor. If Licensee desires to institute a Third Party Infringement Action with respect to any infringement or any attempted infringement of any part of the Intellectual Property within the Territory or any Field of Use (which Licensee shall have no obligation to do), Licensee may do so with Licensor’s prior written consent, which such consent shall not be unreasonably withheld. In any such action initiated by Licensee, (i) Licensee shall bear all the expenses of such actions including without limitation attorneys’ fees, (ii) Licensor shall reasonably cooperate with Licensee (including executing reasonably necessary documentation) in order to assist Licensee in such efforts so that Licensee can enjoy the benefits of this Agreement, and (iii) If a party to such action challenges the validity of the Intellectual Property Rights, Licensor shall have the exclusive right to control and direct the assertion of such defense of the Intellectual Property, including the selection of counsel.

d. If Licensee takes legal action to protect or preserve the Intellectual Property that Licensor is obligated to undertake under Section 6.b. above but which Licensor has refused to undertake or has not adequately undertaken, then, in addition to all other remedies available to Licensee as a result thereof, Licensee shall be permitted to offset against the next sums due to Licensor from Licensee hereunder the actual costs incurred by Licensee in the taking of such legal action, including, without limitation, actual attorneys fees, court and litigation costs, expert witness fees and costs of appeal, if any.  Licensor shall have the right to be kept informed of the status and progress of all such actions instituted by Licensee pursuant to this section.

e. Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to this section or agreed to shall be paid: (i) first, to Party that incurred the cost of such action as reimbursement for the expenses of such action, including without limitation attorneys’ fees; and (ii) the balance (if any) to the Party that initiated such action in accordance with this section, for such party’s own use and benefit (provided if both Licensor and Licensee are pursuing their respective claims in such an action and recovery is not separately awarded to each of them, such recovery shall, in the absence of an allocation agreed to by the Parties or determined by a court or arbiter, be allocated between the Parties on an equitable basis as appropriate in order to compensate each of them for their respective and proportionate loss).

8. Marking of Patent Rights. All Licensed Products, including those produced pursuant to the rights granted in any Sublicense Agreement, shall bear trademark(s) designated by Licensor, and appropriate patent marking, such as “Patent Pending” or reference to specific issued U.S. Patents covering the Licensed Products, pursuant to and in conformance with the guidelines issued from time to time by Licensor. Licensee shall consult with and obtain the written approval of Licensor with respect to any such patent marking. The Parties shall impose the patent marking obligations of this Section 8 on all Sublicense Agreements.

9. Insurance Requirements. Licensee shall maintain, at Licensee’s expense, during the period that any Licensed Product is made, used, sold or otherwise made available to others pursuant to this Agreement, Comprehensive Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of Licensee and its sublicensees, if any, contemplated by this Agreement for minimum limits of two million dollars ($2,000,000.00) per occurrence. Such insurance shall name Licensor as an additional insured.  Licensee shall furnish a Certificate of Insurance, upon request, evidencing such coverage with thirty (30) days of written notice of cancellation or material change to Licensor.  Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the Term, or after the expiration, of this Agreement.  Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. All such liability insurance policies shall be written as primary policies not contributing with and not in excess of coverage which Licensor may carry.

10. Events of Default and Termination

a.	This Agreement shall terminate automatically upon the earliest to occur of the following:

i. Licensee voluntarily files a petition, or has a involuntary petition filed against it, under the Bankruptcy Act; or enters into any voluntary assignment for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of or with respect to substantially all of its property or assets, which petition, assignment or appointment is not dismissed, terminated or resolved within ninety (90) days following the commencement thereof;

ii. The expiration of the Term (as may be extended from time-to-time in accordance with Section 4 above); or

iii. The termination of this Agreement due to an Event of Default as more particularly specified in this Section 10 below.

b.	The following shall be considered an “Event of Default” by Licensee:

i. Licensee’s third (3rd) failure to pay the Minimum Payment (to the extent applicable) due within 15 business days of the due date;

ii. Without regard to the Minimum Payment due for a particular Reporting Period, Licensee’s failure to pay to Licensor during a particular Reporting Period an amount equal to at least the sum of the Royalty fees due for such Reporting Period within fifteen (15) business days of the due date;

iii. Licensee’s failure to deliver to Licensor the Royalty Report due for a Reporting Period within 15 business days of the due date;

iv. Licensee’s assignment of this Agreement in violation of the terms set forth in Section 16.l below;

v. Licensee’s failure to maintain appropriate insurance pursuant to the terms set forth in Section 9;

vi. Licensee’s material breach of any other provision of this Agreement.

c.	The following shall be considered an “Event of Default” by Licensor:

i. Licensor’s grant of a license of the Intellectual Property to a third party in the Field of Use in the Territory during the Term;

ii. Licensor’s loss of Patent Rights under any litigation proceeding;

iii. The termination of the Ioteq Master License Agreement;

iv. Licensor’s failure to pay any necessary fees for the continuation of the Patent Rights, or any patents granted pursuant to the U.S. Patent Applications related to the Intellectual Property;

v. Licensor voluntarily files a petition, or has a involuntary petition filed against it, under the Bankruptcy Act; or enters into any voluntary assignment for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of or with respect to substantially all of its property or assets, which petition, assignment or appointment is not dismissed, terminated or resolved within ninety (90) days following the commencement thereof; and

vi. Licensor’s material breach of any other provision of this Agreement.

d. Upon an Event of Default by either Party, the non-breaching Party may, at its sole option, provide written notice to the breaching Party of such Event of Default (a "Default Notice"), which Default Notice shall specify in reasonable detail the nature of the alleged Event of Default and the actions that must be reasonably taken by the breaching Party to cure same. The breaching Party shall have a period of fifteen (15) business days’ following receipt of the Default Notice (the “Grace Period”) to cure such Event of Default, and no actions shall be taken, or remedies sought or obtained, by the non-breaching Party as a result of such Event of Default unless the Grace Period has expired without such Event of Default having been cured.  Notwithstanding the foregoing, if the Event of Default is of a nature that cannot be reasonably cured within fifteen (15) business days, then provided the defaulting Party commences such cure within said fifteen (15) business day period and thereafter diligently pursues such cure, the Grace Period shall be extended as reasonably necessary to allow such cure, provided that the Grace Period shall in no event be longer than thirty (30) days following receipt of the Default Notice.

e. In the case of an Event of Default by Licensee which is not cured within the applicable Grace Period, Licensor shall have the right, as its sole recourse and remedy against Licensee (but without limiting the indemnity provisions of Section 15 below), to terminate this Agreement by written notice to Licensee and to recover all Royalty fees (including the Minimum Payments, if applicable) due through the termination hereof, and Licensor shall be entitled to enforce the termination provisions of Section 11 below.

f. In the case of an Event of Default by Licensor which is not cured within the applicable Grace Period, Licensee shall have the right, as its sole recourse and remedies against Licensor (but without limiting the indemnity provisions of Section 15 below), to (i) terminate this Agreement by written notice to Licensor and to recover all damages incurred by Licensee as  result thereof, (ii) keep this Agreement in effect in accordance with its terms, recover damages incurred by Licensee as a result of Licensor's default, and seek and obtain injunctive and other equitable relief (including specific performance) as appropriate in order for Licensee to receive the benefits of this Agreement, and/or (iii) obtain an assignment from Licensor of the rights and benefits of the Ioteq Master License Agreement. The foregoing remedies shall, as applicable and appropriate, be cumulative and not exclusive.

11.	Obligations and Rights Upon Termination.

a. Upon termination of this Agreement for any reason, Licensee shall:

i. promptly return to Licensor all technical writings, business writings, materials, samples, data, drafts, proposals, sales information, business information and all other materials transferred and created during the term of this Agreement, retaining a confidential copy of this Agreement (and such materials shall be returned on an "AS-IS" basis without any representation or warranty as to the accuracy or usefulness thereof);

ii. immediately stop all business, sales, marketing, publication, public disclosure, research and development on technology within the Patent Rights;

iii. immediately terminate or assign to Licensor on an "AS-IS" basis without any representation or warranty all of Licensee’s right, title and interest in, to or under any agreements pursuant to which a third party is given rights relating to Licensed Products, the Licensed Processes or Patent Rights and Sublicense Agreements; and

iv. notwithstanding anything to the contrary contained elsewhere in this Agreement, have the right during the ninety (90) day period following termination of this Agreement to sell all remaining inventory owned or controlled by Licensee associated with the Intellectual Property in accordance with the terms of this Agreement as if this Agreement had not been terminated, with all proceeds thereof being deemed Net Sales Revenue and with Licensor being entitled to a Royalty fee therein in accordance with the terms of this Agreement.

b. Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose.

12. Representations, Warranties and Covenants of Licensor.  Licensor represents, warrants and covenants to Licensee as follows:

a. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is qualified to do business in all jurisdictions to which this License applies, and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b. Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c. The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract, agreement, arrangement or order of court to which Licensor is a party or otherwise bound or violate any provision of law to which Licensor is subject.

d. Licensor has obtained all authorizations, registrations, approvals and permits required by any governmental body or under any governmental legislation in connection with Licensor's entry into, and performance of, this Agreement.

e. The Ioteq Master License Agreement is valid and in full force and effect and there are no defaults by any party thereunder. The copy thereof which is attached hereto is a true, complete and accurate copy of the original. The Ioteq Master License Agreement is the only agreement and arrangement in place governing the use of the Intellectual Property in the Territory and there are no parties except as disclosed in those agreements that have any rights to the Intellectual Property or the use or benefits thereof in the Territory.

f. The Patent Rights are properly filed with the US Patent Office and are valid and enforceable. Licensor has the exclusive good, valid and marketable title to the Intellectual Property sufficient to convey and grant the License hereunder and to convey the rights and benefits of the Intellectual Property to Licensee on the terms contained herein without the need for further consent or approval of any party.

g. There are no actual, outstanding or threatened claims against, claims of infringement with respect to, or challenges to, the Patent Rights or the right of Licensor to use or to license the Intellectual Property to Licensee by any third parties, and to the best knowledge of Licensor there are no facts or circumstances existing as of the Effective Date that would give rise to any such claim or challenge in the future.

h. The exercise by Licensee of the rights granted hereunder will not infringe upon any intellectual property rights of any person, including, without limitation, patent rights, trademarks or service marks, nor give rise to the obligation of Licensee to pay any sums to any third party.

i. There is no pending or, to the best knowledge of Licensor, threatened action (or basis for any action) to which Licensor is a party or involving any of the Intellectual Property or which could materially affect Licensor's ability to execute and deliver this Agreement, to perform its obligations contemplated hereby, or which would have a material affect upon Licensee's ability to enjoy and retain the benefits of this Agreement during the Term.

j. Licensor shall immediately notify Licensee in writing as to any circumstance that could result in the impairment, invalidation or termination of the Patent Rights or the ability of Licensee to utilize the Intellectual Property as contemplated in this Agreement, including, without limitation, any claims that the Intellectual Property or any use thereof infringes upon the intellectual property rights of others.  Licensor shall not voluntary undertake, consent to, or permit any actions or course of conduct by any party that would result in the impairment, invalidation or termination of the Intellectual Property rights licensed to Licensee hereunder.

k. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS  DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE PATENT RIGHTS THAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

13. Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b. Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensor, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c. The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract, agreement, arrangement or order of court to which Licensee is a party or otherwise bound.

14. Confidentiality. From time to time, so long as this Agreement should be in force or effect, Licensor and Licensee shall execute such non-disclosure agreements as the other Party may reasonably request from time-to-time in a form and substance reasonably desired by the requesting Party and in all cases on terms consistent with this Agreement.

15. Indemnification.

a. Licensor Indemnification. Licensor shall defend, indemnify (with counsel reasonably acceptable to Licensee) and hold Licensee harmless from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising solely out of any claim or allegation (whether or not proven) by any third party that Licensee’s use of the Intellectual Property pursuant to this Agreement, including the marketing, sale and/or distribution of the Licensed Processes and the Licensed Products in any Field of Use in the Territory, infringes upon or violates a valid intellectual property right or represents a misappropriation of a trade secret of a third party; provided, however, that: (1) Licensee shall have promptly provided Licensor with written notice thereof and reasonable cooperation, information, and assistance in connection therewith; (2) Licensor shall have sole control and authority with respect to the defense, settlement, or compromise thereof (provided in all cases Licensor shall act reasonably in good faith and in the best interests of Licensee, and Licensor shall not take any actions or enter into any settlements or other arrangements that impose any obligations or liabilities, financial or otherwise, upon Licensee without Licensee's prior written consent); (3) this indemnity shall not apply if such damage, liability, cost or expense results solely from, or is caused solely by, an intentional tortuous act or the gross negligence of Licensee; and (4) this indemnity shall not apply if such forgoing, Licensor’s indemnity obligations set forth in this paragraph shall not apply if such damage, liability, cost or expense results solely from any Licensee modifications to the Intellectual Property, Licensed Products, and/or Licensed Processes. Licensee shall have the right to be kept informed of the status and progress of all such actions undertaken by Licensor pursuant to this section.

b. Licensee Indemnification. Licensee shall indemnify, save and hold harmless  Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) Licensee’s exercise of any of its rights or conduct of any activities granted hereunder, (ii) the commercial sale and/or use, clinical or otherwise, of Patent Rights, Licensed Products or Licensed Processes by Licensee, its sublicensees, or any customers of any of them in any manner whatsoever; (iii) the performance, non-performance, or harmful effects of the sale, manufacture, or use of the Licensed Products, including without limitation product liability claims; or (iv) third party patent infringement claims stemming from Licensee’s use of any Patent Rights, Licensed Products or Licensed Processes.

c. If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known.  If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 15.  If any lawsuit or enforcement action governed by this indemnity is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

16.	General Provisions.

a. Notices. All Notices, requests and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensee:           BioLargo, Inc.
16333 Phoebe
La Mirada, CA 90638
Facsimile: (949) 625-9819

If to Licensor:            Ioteq Inc.
100 Smith Ranch Road, Suite 124
San Rafael, CA 94903

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section 16.a, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 16.a, be deemed given upon facsimile confirmation; and (iii) if delivered by messenger or courier to the address as provided in this Section 16.a, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 16.a. A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b. Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon; provided, however, that (i) Licensee may withhold its approval in its sole and absolute discretion and (ii) written approval from Licensor shall not be required for any disclosures that are required or which counsel advises Licensee are required by applicable law, including without limitation Federal securities laws, in which instance, Licensee shall so notify Licensor as reasonably promptly as commercially possible.

c. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein and shall be of no further force or effect.

d. Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all  the Parties to this Agreement.

e. Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof, and except to the extent superseded by the laws of the United States.

f. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g. Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h. Costs and Attorneys Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any Party to this Agreement of its obligations under this Agreement, the prevailing Party shall recover all of such Party’s reasonable attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.

i. Rights Cumulative.  Except as expressly provided to the contrary elsewhere in this Agreement, no right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k. Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control (financial inability excepted), including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l. Assignment and Transfers. Except as otherwise expressly provided herein, Licensee may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Licensor. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

n. Time Period Computations.  All periods of time referred to in this Agreement shall include all Saturdays, Sundays and California state or national holidays unless the reference is to business days, in which event such weekends and holidays shall be excluded in the computation of time and provide that if the last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or California state or national holiday, such act or notice shall be deemed to have been timely performed or given on the next succeeding day which is not a Saturday, Sunday or California state or national holiday.

o. Qualification; Authority.  Each individual executing this Agreement on behalf of a partnership, corporation, limited liability company or as trustee of a trust represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such entity (and that no additional signatures on behalf of such entity are required in order for this Agreement to be binding).  Upon request of either Party, the other Party agrees to deliver such documents reasonably necessary to evidence the foregoing.

p. No Partnership.   Nothing contained herein shall create or be deemed to have created a partnership or joint venture of any kind between the Parties, or the relationship of principal and agent between the Parties.

q. Further Assurances.  The Parties shall undertake such additional and further actions, and execute such additional documents and instruments, as may be reasonably necessary or appropriate to provide each Party with the intended benefits of this Agreement.

r. Survival of Covenants.  Each of the provisions contained herein or in any of the agreements or instruments to be executed pursuant to this Agreement which provide for, or otherwise contemplate, performances by either Party which may extend beyond the Term shall survive expiration of the Term.

s. Limitation of Liability.  The obligations of the Parties under this Agreement and under all of the documents referenced herein are intended to be binding only upon the assets of the Parties and shall not be personally binding upon the principals, members, shareholders, officers, directors, employees or agents of the Parties or their personal assets.

t. ARBITRATION OF DISPUTES.  ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE RESOLVED IN ORANGE OR SAN DIEGO COUNTY, CALIFORNIA, BY ARBITRATION THROUGH THE JUDICIAL ARBITRATION AND MEDIATION SERVICE ("JAMS") OR OTHER ALTERNATIVE DISPUTE RESOLUTION AGENCY MUTUALLY ACCEPTABLE TO THE PARTIES, BEFORE A RETIRED JUDGE OR JUSTICE OF THE CALIFORNIA COURTS.  SUCH ARBITRATION SHALL BE COMMENCED UPON THE WRITTEN REQUEST OF ANY PARTY, AND SHALL BE CONDUCTED ON A CONFIDENTIAL BASIS.  WITHOUT LIMITING ANY OTHER POWERS OF THE ARBITRATOR, THE ARBITRATOR SHALL HAVE THE AUTHORITY OF A JUDGE PRO TEM OF THE CALIFORNIA SUPERIOR COURT, WITH THE AUTHORITY TO ISSUE ANY INJUNCTIVE ORDERS (INCLUDING ANY EX PARTE ORDERS) AND EQUITABLE RELIEF (INCLUDING SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF) DEEMED NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES.  ARBITRATION SHALL BE CONDUCTED AS A TRIAL BY THE COURT APPLYING THE SUBSTANTIVE LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAW RULES) WITH A WRITTEN STATEMENT OF DECISION, AS PROVIDED UNDER SECTION 632 OF THE CODE OF CIVIL PROCEDURE.  JUDGMENT UPON THE ARBITRATOR’S AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.  BOTH PARTIES EXPRESSLY SUBMIT AND AGREE TO THE JURISDICTION AND VENUE AS PROVIDED HEREIN.  THE PARTIES SHALL SHARE EQUALLY THE ARBITRATOR’S FEE, HOWEVER THE ARBITRATOR MAY DIRECT RECOVERY OF SUCH FEES AS COSTS BY THE PREVAILING PARTY.  IN ANY SUCH ARBITRATION, THE PREVAILING PARTY SHALL IN THE ARBITRATOR’S DISCRETION BE ENTITLED TO AN AWARD OF REASONABLE ATTORNEYS’ FEES, WHICH SHALL BEAR A REASONABLE RELATIONSHIP TO THE AWARD OR JUDGMENT OBTAINED, IN ADDITION TO ANY OTHER RELIEF GRANTED.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Initials:  _____                                Initials: ____

u. Schedules and Exhibits. All schedules and exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

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IN WITNESS WHEREOF, the Parties have executed this Sublicense Agreement as of the date set forth above.

Licensee BIOLARGO, INC.	Licensor IOTEQ INC.
By: Dennis P. Calvert Title: President	By: Title:

EXHIBIT "A"

ROYALTY SCHEDULE

(a)           In consideration for the grant of the License, Licensee shall pay to Licensor a royalty (the “Royalty”) equal to five percent (5%) (the “Royalty Percent”) of the “net ex works price” of all Licensed Products sold by the Licensee (minus product returns). Royalty payments shall be made quarterly, within 30 days of the end of the calendar quarter. The “net ex works price” means the gross invoiced price of the Licensed Products sold, reduced by (i) usual arm's length trade discounts, (ii) customs duties, transportation, and insurance charges (if these items are included in the gross invoiced price), and (iii) the portion of the gross price (net of any discounts) attributable to consulting and other special services provided by Licensee to its customers (determined in accordance with U.S. Generally Accepted Accounting principles applied on a consistent basis).

(b)           After Licensor has received cumulative payments under all IP license agreements totaling A$850,000, the Royalty Percent shall be reduced from five percent to two and one-half percent (2-1/2%).

(c)           If Licensee sub-licenses the IP or any portion of the IP to any other party, Licensee shall pay Licensor a Royalty equal to sixty percent (60%) of all consideration received by Licensee with regard to any such sub-license. Royalty payments shall be made to Licensor within 30 calendar days following receipt thereof by Licensee. After Licensor has received cumulative payments under all IP license agreements totaling A$850,000, the Royalty percentage due Licensor pursuant to this paragraph shall be reduced from sixty percent to thirty percent.

(d)           A minimum license fee of US$150,000 shall be paid by the Licensee to the Licensor under this Agreement, during the Term, for each calendar year. This minimum license fee shall be paid in monthly installments of US$12,500 (the “Monthly Royalty Minimum”), and shall be credited against and thereby reduce the Royalty otherwise payable under clauses (a), (b), and (c) with respect to the calendar year in which the minimum annual payment is due.

EXHIBIT "B"

IOTEQ MASTER LICENSE AGREEMENT

EXHIBIT “E”

AGENCY AGREEMENT

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is made this 29th day of March, 2010 (the “Effective Date”), by and between BioLargo, Inc., a Delaware corporation, having a principal place of business at 16333 Phoebe, La Mirada, California, (“BioLargo”), and Isan USA, Inc., a California corporation, having a principal place of business at 2003 Chopin Way, Oceanside, California (“Isan USA”).  Each of BioLargo and Isan USA is a “Party”, and the both are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, BioLargo has entered into a sublicense agreement with Isan USA such that it has licensed to Isan USA the rights to commercialize the Isan System in the United States in certain fields of use (the “Sublicense Agreement”); and

WHEREAS, Isan USA desires that BioLargo continue its efforts to license the Isan System outside the United States, and desires to compensate BioLargo in the event BioLargo proposes an opportunity in the territory and fields of use licensed to Isan USA.

NOW, THEREFORE, incorporating the foregoing recitals, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.               Scope and Intention. The terms of this Agreement shall apply to the introduction by BioLargo to Isan USA of opportunities to commercialize the Isan System. This Agreement is one of a series of agreements (the “Transactions”) entered into as of today’s date by and between the Parties. It is not the Parties intention to create a partnership pursuant to California law, United States federal law, or any international treaty or regulation. It is the intention of the Parties to create an agency relationship only.

a.    Definitions. Unless otherwise specified, capitalized terms have the same meaning as set forth in the Sublicense Agreement.

2.               Grant of Agency. Isan USA empowers, designates and directs BioLargo to serve as a non-exclusive representative of Isan USA in the United States, with respect to seeking, identifying, introducing and negotiating business opportunities to commercialize the Isan System (“Business Opportunities”) and, in furtherance thereof, provide such information to recipients as in the good faith judgment of BioLargo is necessary and appropriate to further the purpose of this Agreement, the Transactions and the overall relationship between BioLargo and Isan USA.

3.               Term. The term (the “Term”) of this Agreement shall commence on the date first above written and shall end on the first to occur of (i) the termination of this Agreement by BioLargo, in its sole and absolute discretion, for any reason or for no reason, upon 30 days’ prior written notice (the “Termination Notice”); (ii) the termination of the Sublicense Agreement. Isan USA’s obligation to pay Commissions shall continue after termination only to the extent that Isan USA continues to receive any net royalty or other net payment received by or paid to Isan USA, whether in cash or other property, derived directly or indirectly from each Business Opportunity.

4.               Commissions. For its efforts in seeking, identifying, introducing and negotiating Business Opportunities, Isan USA shall pay a commission (the “Commission”) to BioLargo equal to seven percent (7%) of any net royalty or other net payment received by or paid to Isan USA, or some other percent as the Parties may mutually agree, whether in cash or other property, derived directly or indirectly from each Business Opportunity.

5.               Special Fees. For any party with whom BioLargo has a written product evaluation agreement executed prior to the Effective Date of this Agreement, should BioLargo propose a sublicense for the Intellectual Property with such entity in a Field of Use licensed to Isan USA pursuant to the Sublicense Agreement (including amendments, if any), Isan USA must choose one of the following alternatives: (i) accept the terms of the proposed sublicense, or (ii) elect to receive two times its development and commercialization expenditures from BioLargo related to the particular field of use in the proposed sublicense, and amend the Sublicense Agreement such that said field of use is removed from the Fields of Use licensed in the Sublicense Agreement. Should Isan USA accept the terms of the proposed sublicense, the fees due to BioLargo, in lieu of other fees as set forth herein, shall be as follows: if the agreement is executed and in effect within one year of the Effective Date, Isan USA shall pay to BioLargo 75% of any such payments or royalties received; if the agreement is executed thereafter, Isan USA shall pay to BioLargo 50% of any such payments or royalties received. If Isan USA enters into a BioLargo proposed sublicense in accordance with this section, such sublicense agreement shall in all cases  not impose any additional material burdens, obligations, liabilities or expenses on Isan USA beyond those that are expressly contained in this Agreement and the License and the Sublicense Agreement.

6.               Reporting and Payment. Isan USA shall keep full and accurate books of account using generally accepted accounting principles (GAAP) showing the amount of net royalty or other net payment and resulting Commissions due pursuant to this Agreement. These books of account shall be kept at Isan USA’s place of business and shall be subject to audit at BioLargo’s expense. Not later than thirty (30) days after the beginning of each calendar quarter of each year, Isan USA shall deliver to BioLargo a true and accurate report accounting for Commissions due under this Agreement. Simultaneously with the delivery of each report, Isan USA shall pay to BioLargo the applicable fees due.

7.               General Provisions.

a.    Notices. All Notices, requests and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensor:	BioLargo, Inc.
16333 Phoebe
La Mirada, CA 90638
Facsimile: (949) 625-9819

If to Licensee:	Isan USA, Inc.
2003 Chopin Way
Oceanside, CA 92054
Attention: Bert G. Fenenga, CEO

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation; and (iii) if delivered by messenger or courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b.    Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon; provided, however, that (i) BioLargo may withhold its approval in its sole and absolute discretion and (ii) written approval from Isan USA shall not be required for any disclosures that are required or which counsel advises BioLargo are required by applicable law, including without limitation Federal securities laws, in which instance, BioLargo shall so notify Isan USA as reasonably promptly as commercially possible.

c.    Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein and shall be of no further force or effect.

d.    Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e.    Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof, and except to the extent superseded by the laws of the United States.

f.      Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g.    Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h.    Costs and Attorneys Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any Party to this Agreement of its obligations under this Agreement, the prevailing Party shall recover all of such Party’s reasonable attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.

i.       Rights Cumulative.  Except as expressly provided to the contrary elsewhere in this Agreement, no right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j.       Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k.    Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control (financial inability excepted), including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l.       Assignment and Transfers. Except as otherwise expressly provided herein, Licensee may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Licensor. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

n.    Time Period Computations.  All periods of time referred to in this Agreement shall include all Saturdays, Sundays and California state or national holidays unless the reference is to business days, in which event such weekends and holidays shall be excluded in the computation of time and provide that if the last date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or California state or national holiday, such act or notice shall be deemed to have been timely performed or given on the next succeeding day which is not a Saturday, Sunday or California state or national holiday.

o.    Qualification; Authority.  Each individual executing this Agreement on behalf of a partnership, corporation, limited liability company or as trustee of a trust represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such entity (and that no additional signatures on behalf of such entity are required in order for this Agreement to be binding).  Upon request of either Party, the other Party agrees to deliver such documents reasonably necessary to evidence the foregoing.

p.    No Partnership.   Nothing contained herein shall create or be deemed to have created a partnership or joint venture of any kind between the Parties, or the relationship of principal and agent between the Parties.

q.    Further Assurances.  The Parties shall undertake such additional and further actions, and execute such additional documents and instruments, as may be reasonably necessary or appropriate to provide each Party with the intended benefits of this Agreement.

r.      Survival of Covenants.  Each of the provisions contained herein or in any of the agreements or instruments to be executed pursuant to this Agreement which provide for, or otherwise contemplate, performances by either Party which may extend beyond the Term shall survive expiration of the Term.

s.    Limitation of Liability.  The obligations of the Parties under this Agreement and under all of the documents referenced herein are intended to be binding only upon the assets of the Parties and shall not be personally binding upon the principals, members, shareholders, officers, directors, employees or agents of the Parties or their personal assets.

t.      ARBITRATION OF DISPUTES.  ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE RESOLVED IN ORANGE OR SAN DIEGO COUNTY, CALIFORNIA, BY ARBITRATION THROUGH THE JUDICIAL ARBITRATION AND MEDIATION SERVICE ("JAMS") OR OTHER ALTERNATIVE DISPUTE RESOLUTION AGENCY MUTUALLY ACCEPTABLE TO THE PARTIES, BEFORE A RETIRED JUDGE OR JUSTICE OF THE CALIFORNIA COURTS.  SUCH ARBITRATION SHALL BE COMMENCED UPON THE WRITTEN REQUEST OF ANY PARTY, AND SHALL BE CONDUCTED ON A CONFIDENTIAL BASIS.  WITHOUT LIMITING ANY OTHER POWERS OF THE ARBITRATOR, THE ARBITRATOR SHALL HAVE THE AUTHORITY OF A JUDGE PRO TEM OF THE CALIFORNIA SUPERIOR COURT, WITH THE AUTHORITY TO ISSUE ANY INJUNCTIVE ORDERS (INCLUDING ANY EX PARTE ORDERS) AND EQUITABLE RELIEF (INCLUDING SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF) DEEMED NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES.  ARBITRATION SHALL BE CONDUCTED AS A TRIAL BY THE COURT APPLYING THE SUBSTANTIVE LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAW RULES) WITH A WRITTEN STATEMENT OF DECISION, AS PROVIDED UNDER SECTION 632 OF THE CODE OF CIVIL PROCEDURE.  JUDGMENT UPON THE ARBITRATOR’S AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.  BOTH PARTIES EXPRESSLY SUBMIT AND AGREE TO THE JURISDICTION AND VENUE AS PROVIDED HEREIN.  THE PARTIES SHALL SHARE EQUALLY THE ARBITRATOR’S FEE, HOWEVER THE ARBITRATOR MAY DIRECT RECOVERY OF SUCH FEES AS COSTS BY THE PREVAILING PARTY.  IN ANY SUCH ARBITRATION, THE PREVAILING PARTY SHALL IN THE ARBITRATOR’S DISCRETION BE ENTITLED TO AN AWARD OF REASONABLE ATTORNEYS’ FEES, WHICH SHALL BEAR A REASONABLE RELATIONSHIP TO THE AWARD OR JUDGMENT OBTAINED, IN ADDITION TO ANY OTHER RELIEF GRANTED.

NOTICE:  BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

                            Initials:  /s/___                                          Initials: /s/___

IN WITNESS WHEREOF, the Parties have executed this Agency Agreement as of the date set forth above.

BIOLARGO, INC. /s/	ISAN USA, INC. /s/
By: Dennis P. Calvert Title: President	By: Bert Fenenga Title: Chief Executive Officer